Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

dated as of

July 11, 2018

by and between

City HOLDING COMPANY

and

POAGE BANKSHARES, INC.

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6.15	Correction of Information	48
6.16	Confidentiality	48
6.17	Regulatory Matters	49
6.18	Indemnification	49
6.19	Environmental Assessments	50
6.20	NASDAQ Listing	50
6.21	Tax Treatment	50
6.22	Board Seats	50

ARTICLE VII - Conditions to Consummation of the Merger; Closing		50
7.01	Conditions to Each Party’s Obligation to Effect the Merger	50
7.02	Conditions to Obligation of Poage	51
7.03	Conditions to Obligation of City	51
7.04	Closing	52

ARTICLE VIII – Termination		53
8.01	Termination	53
8.02	Effect of Termination and Abandonment; Enforcement of Agreement	54

ARTICLE IX – Miscellaneous		54
9.01	Survival	54
9.02	Waiver; Amendment	54
9.03	Counterparts	54
9.04	Governing Law	54
9.05	Expenses; Breakup Fee	54
9.06	Notices	54
9.07	Entire Understanding; No Third Party Beneficiaries	55
9.08	Interpretation; Effect	55
9.09	Waiver of Jury Trial	55
9.10	Successors and Assigns; Assignment	55

EXHIBIT A	Form of Voting Agreement

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AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (hereinafter referred to as this “Agreement”) dated as of July 11, 2018 (hereinafter referred to as the “Agreement Date”), is entered into by and between CITY HOLDING COMPANY, a West Virginia corporation (hereinafter referred to as “City”), and POAGE BANKSHARES, INC., a Maryland corporation (hereinafter referred to as “Poage”).

WITNESSETH

WHEREAS, City is a registered financial holding company and owns all of the outstanding shares of City National Bank of West Virginia, a national banking association chartered under the laws of the United States (hereinafter referred to as “City National”);

WHEREAS, Poage is a registered savings and loan holding company and owns all of the outstanding shares of Town Square Bank, a federal savings association chartered under the laws of the United States (hereinafter referred to as “Town Square”);

WHEREAS, the Boards of Directors of City and Poage believe that the merger of Poage with and into City, followed by the merger of Town Square with and into City National, each in accordance with the terms and subject to the conditions of this Agreement, would be in the best interests of the shareholders of City and Poage;

WHEREAS, the Boards of Directors of City and Poage have each approved this Agreement and the transactions contemplated hereby; and

WHEREAS, the parties intend this merger to qualify as a “reorganization” within the meaning of Section 368(a)(1)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein, City and Poage, intending to be legally bound, hereby agree as follows:

ARTICLE I

Certain Definitions

1.01         Certain Definitions. The following terms are used in this Agreement with the meanings set forth below:

“Affiliate” or “Affiliates” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“Agreement” means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

“Agreement Date” has the meaning set forth in the preamble to this Agreement.

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“Agreement to Merge” has the meaning set forth in Section 2.02.

“Associate” has the meaning set forth in Rule 12b-2 under the Exchange Act.

“BHCA” means the Bank Holding Company Act of 1956, as amended.

“City” has the meaning set forth in the preamble to this Agreement.

“City Articles” means the Amended and Restated Articles of Incorporation of City, as amended.

“City Board” means the Board of Directors of City.

“City Bylaws” means the Bylaws of City, dated February 24, 2010.

“City Common Shares” means shares of common stock, par value of $2.50 per share, of City.

“City National” has the meaning set forth in the recitals to this Agreement.

“City’s SEC Reports” has the meaning set forth in Section 5.04(g)(ii).

“COBRA” means the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended.

“Code” has the meaning set forth in the Recitals.

“Competing Proposal” means any of the following involving Poage and/or Town Square, other than the transactions contemplated by this Agreement: (a) any inquiry, proposal or offer from any Person relating to any direct or indirect acquisition or purchase by such Person of (i) Poage and/or Town Square, (ii) any business line of Town Square that constitutes 20% or more of the net revenues, net income or assets of Poage, on a consolidated basis, or (iii) 20% or more of outstanding Poage Shares or shares in Town Square, (b) any tender offer or exchange offer that if consummated would result in any Person beneficially owning 20% or more of any Poage Shares or shares of Town Square, or (c) any merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction involving Poage and/or Town Square.

“Compensation and Benefit Plans” has the meaning set forth in Section 5.03(n)(i).

“Consultants” has the meaning set forth in Section 5.03(n)(i).

“Continuing Employees” has the meaning set forth in Section 6.10(a).

“CRA” has the meaning set forth in Section 5.03(cc).

“D&O Policy” has the meaning set forth in Section 6.18(b).

“Directors” has the meaning set forth in Section 5.03(n)(i).

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“Disclosure Schedule” has the meaning set forth in Section 5.01.

“Effective Date” has the meaning set forth in Section 2.04.

“Effective Time” has the meaning set forth in Section 2.04.

“Employees” has the meaning set forth in Section 5.03(n)(i).

“Environmental Laws” means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” has the meaning set forth in Section 5.03(n)(iii).

“ERISA Affiliate Plan” has the meaning set forth in Section 5.03(n)(iii).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Exchange Agent” has the meaning set forth in Section 3.03(a).

“Exchange Fund” has the meaning set forth in Section 3.03(b).

“Exchange Ratio” shall mean 0.335.

“FDIA” means the Federal Deposit Insurance Act, as amended.

“FDIC” means the Federal Deposit Insurance Corporation.

“FRB” means the Board of Governors of the Federal Reserve System.

“GAAP” means generally accepted accounting principles in the United States, consistently applied.

“Governmental Authority” means any court, arbitration panel, administrative agency or commission or other federal, state or local governmental authority or instrumentality (including, without limitation, any Regulatory Authority).

“Hazardous Materials” means, collectively, (a) any “hazardous substance” as defined by the Comprehensive Environmental Response, Compensation and Liability Act, as amended, and regulations promulgated thereunder; (b) any “hazardous waste” as defined by the Resource Conservation and Recovery Act, as amended through the date hereof, or regulations promulgated thereunder; and (c) any pollutant or contaminant or hazardous, dangerous or toxic chemical, material or substance within the meaning of any applicable federal, state or local law relating to or imposing liability or standards of conduct concerning any hazardous, toxic or dangerous waste, substance or material.

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“HOLA” means the Home Owners’ Loan Act, as amended.

“Indemnified Party” has the meaning set forth in Section 6.17(a).

“Information” has the meaning set forth in Section 6.16.

“IRS” has the meaning set forth in Section 5.03(n)(ii).

“Knowledge” means, with respect to City, the Knowledge of any officer of City with the title of Chairman, Chief Executive Officer, President or Chief Financial Officer, and, with respect to Poage, the Knowledge of any officer of Poage with the title of Chairman, Chief Executive Officer, President, Chief Financial Officer, and Chief Credit Officer. An officer of City or Poage shall be deemed to have “Knowledge” of a particular fact or matter if such officer is actually aware of such fact or matter or a prudent individual would be reasonably expected to discover or otherwise become aware of such fact or matter in the course of conducting a reasonably comprehensive investigation concerning the existence of such fact or matter.

“Lien” means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

“Maryland Department” means the Maryland State Department of Assessments and Taxation.

“Material Adverse Effect” means, with respect to City or Poage, as the context may require, any effect that (i) is or is reasonably likely to (A) be material and adverse to the financial position, results of operations or business of City and its Subsidiaries, taken as a whole, or (B) be material and adverse to the financial position, results of operations or business of Poage and Town Square, taken as a whole, or (ii) would materially impair the ability of either City or Poage to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or Governmental Authorities or other changes affecting depository institutions generally, including, but not limited to, changes in general economic conditions, changes in prevailing interest and deposit rates and GAAP or regulatory accounting requirements; (b) expenses (such as legal, accounting and investment bankers’ fees) incurred in connection with this Agreement or the transactions contemplated herein; (c) any action or omission taken with the prior consent of City or at the direction of City; (d) acts of war, sabotage or terrorism, military actions or the escalation thereof or natural disasters or acts of God; or (e) the announcement of this Agreement and the transactions contemplated hereby and the effect of compliance with this Agreement on the financial position, results of operations or business of Poage or Town Square.

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“Material Contracts” has the meaning set forth in Section 5.03(l)(ii).

“Merger” has the meaning set forth in Section 2.02.

“Merger Consideration” has the meaning set forth in Section 3.01(a).

“MGCL” means the Maryland General Corporation Law.

“OCC” means the Office of the Comptroller of the Currency.

“Old Certificates” has the meaning set forth in Section 3.03(c)(i).

“Option Cash-Out Amount” has the meaning set forth in Section 3.04(a).

“Parent Merger” has the meaning set forth in Section 2.01(a).

“PBGC” means the Pension Benefit Guaranty Corporation.

“Pension Plan” has the meaning set forth in Section 5.03(n)(ii).

“Per Share Consideration” has the meaning set forth in Section 3.01(a).

“Person” means any individual, financial institution, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

“Phase I” has the meaning set forth in Section 4.01(u).

“Poage” has the meaning set forth in the preamble to this Agreement.

“Poage 401(k) Plan” has the meaning set forth in Section 6.10(c).

“Poage Articles” means the Articles of Incorporation of Poage, dated February 8, 2011.

“Poage Bylaws” means the bylaws of Poage, dated September 20, 2016.

“Poage Board” means the Board of Directors of Poage.

“Poage Common Shares” means the shares of common stock, par value of $0.01 per share, of Poage.

“Poage ESOP” has the meaning set forth in Section 6.10(d).

“Poage’s Financial Statements” means collectively, the consolidated balance sheets and related statements of shareholder’s equity, income and cash flows of Poage and its Subsidiaries as reported in Poage’s Annual Report on Form 10-K filed with the SEC for the period ended December 31, 2017 and Quarterly Report on Form 10-Q filed with the SEC for the period ended March 31, 2018.

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“Poage Group” has the meaning set forth in Section 5.03(r)(vii).

“Poage Meeting” has the meaning set forth in Section 6.02.

“Poage Options” has the meaning set forth in Section 3.04(a)

“Poage Option Plan” means the Poage Bankshares, Inc. 2013 Equity Incentive Plan.

“Poage Preferred Shares” has the meaning set forth in Section 5.03(b)(i).

“Poage Restricted Stock” has the meaning set for in Section 3.04(b).

“Poage’s SEC Reports” has the meaning set forth in Section 5.03(g)(ii).

“Poage Shareholder Adoption” has the meaning set forth in Section 5.03(d).

“Poage Shares” has the meaning set forth in Section 5.03(b)(i).

“Poage Stock Plans” has the meaning set forth in Section 3.04(a).

“Previously Disclosed” by a party shall mean information set forth in such party’s Disclosure Schedule.

“Proxy Statement/Prospectus” has the meaning set forth in Section 6.03(a).

“Registration Statement” means the Registration Statement on Form S-4 pursuant to the Securities Act filed by City to register with the SEC the City Common Shares that make up the Merger Consideration, which also will include a joint proxy statement of City and Poage seeking the approval of their respective shareholders of the transactions contemplated by this Agreement.

“Regulatory Authorities” has the meaning set forth in Section 5.03(j)(i).

“Regulatory Order” has the meaning set forth in Section 5.03(j)(i).

“Related Parties” has the meaning set forth in Section 5.03(dd).

“Related Party Agreements” has the meaning set forth in 5.03(dd).

“Representatives” means, with respect to any Person, such Person’s directors, officers, employees, accountants, consultants, legal counsel, investment bankers, financial and other advisors and/or agents.

“Rights” means, with respect to any Person, all securities and obligations convertible into or exercisable or exchangeable for, or giving any Person any right to subscribe for or acquire, and any options, calls or commitments relating to, and any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such Person.

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“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“SERP and Split Dollar Agreements” has the meaning set forth in Section 6.10(h).

“Subsidiary” or “Subsidiaries” has the meaning set forth in Rule 1-02 of Regulation S-X of the SEC.

“Subsidiary Merger” has the meaning set forth in Section 2.02.

“Superior Competing Transaction” means any of the following involving Poage and/or Town Square: any proposal made by a third party to acquire, directly or indirectly, including pursuant to a tender offer, exchange offer, merger, consolidation, business combination, recapitalization, liquidation, dissolution or similar transaction, for consideration consisting of cash and/or securities, more than 50% of the combined voting power of Poage and/or Town Square or all or substantially all the assets of Poage and/or Town Square, and otherwise on terms which the Poage Board determines in its good faith judgment (after consultation with Poage’s financial advisor and legal counsel) to be more favorable to its shareholders than the Merger (taking into account all legal, financial, regulatory and other aspects of the proposal and the Person making the proposal) and for which financing, to the extent required, is then committed or which if not committed is, in the good faith judgment of the Poage Board, reasonably capable of being obtained by such third party, and is reasonably likely to be completed on the terms proposed, in each case taking into account all legal, financial, regulatory and other aspects of the proposal.

“Surviving Corporation” has the meaning set forth in Section 2.01(a).

“Takeover Laws” has the meaning set forth in Section 5.03(p).

“Tax” and “Taxes” means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, commercial activity, gains, gross receipts, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment and all other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date and any transferee liability in respect of any such items.

“Tax Returns” means any return, amended return, statement, form, claim for refund or other report (including elections, declarations, disclosures, schedules, estimates and information returns) with respect to any Tax, including any amendments thereof.

“Town Square” has the meaning set forth in the recitals to this Agreement.

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“Town Square’s Territory” means, for purposes of this Agreement, the geographic area comprising the State of West Virginia, the Commonwealth of Kentucky and the State of Ohio.

“Treasury” means the United States Department of Treasury.

“Voting Agreement” means the Voting Agreement in the form attached hereto as Exhibit A entered into as of the date hereof by and among City and certain shareholders of Poage.

“WVBCA” means the West Virginia Business Corporation Act.

“WVSS” means the Office of the Secretary of State of the State of West Virginia.

ARTICLE II

The Merger

2.01         The Parent Merger.

(a)          The Parent Merger. Upon the terms and subject to the conditions of this Agreement, at the Effective Time, Poage shall merge with and into City (the “Parent Merger”), City shall survive the Parent Merger and continue to exist as a West Virginia corporation (City, as the surviving corporation in the Parent Merger, is sometimes referred to herein as the “Surviving Corporation”), and the separate corporate existence of Poage shall cease. At the Effective Time:

(i)          The City Articles, as in effect immediately prior to the Effective Time, shall be the articles of incorporation of the Surviving Corporation until amended in accordance with the WVBCA;

(ii)         The City Bylaws, as in effect immediately prior to the Effective Time, shall be the regulations of the Surviving Corporation until amended in accordance with the WVBCA; and

(iii)        Subject to Section 6.21, each individual serving as a director of City immediately prior to the Effective Time shall remain a director of the Surviving Corporation for the balance of the term for which such individual was elected and shall serve as such until his or her successor is duly elected and qualified in the manner provided for in the City Articles and the City Bylaws or as otherwise provided by the WVBCA or until his or her earlier death, resignation or removal in the manner provided in the City Articles or the City Bylaws or as otherwise provided by the WVBCA.

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(b)          Option to Change Method of Merger. City may at any time prior to the Effective Time change the method of effecting the Parent Merger and/or the Subsidiary Merger (including, without limitation, changing the provisions of this Article II), if and to the extent City deems such change to be necessary, appropriate or desirable; provided, however, that no such change shall:

(i)          alter or change the amount or kind of consideration to which the holders of Poage Common Shares are entitled in accordance with the terms and subject to the conditions of this Agreement;

(ii)         materially impede or delay consummation of the transactions contemplated by this Agreement; or

(iii)        adversely affect the Tax consequences to the holders of Poage Shares resulting from receiving the consideration in the Merger as set forth in Article III, including by causing the Merger to fail to qualify as a “reorganization” under Section 368(a)(1)(A) of the Code.

Poage, if requested by City, shall enter into one or more amendments to this Agreement in order to effect any such change.

2.02         The Subsidiary Merger. At the time specified by City National in its certificate of merger filed with the OCC (which shall not be earlier than the Effective Time), Town Square shall merge with and into City National (the “Subsidiary Merger”) pursuant to an agreement to merge (the “Agreement to Merge”) to be executed by Town Square and City National and filed with the OCC. Upon the consummation of the Subsidiary Merger, the separate corporate existence of Town Square shall cease and City National shall survive the Subsidiary Merger and continue to exist as a national bank and the separate corporate existence of Town Square shall cease. The Parent Merger and the Subsidiary Merger are sometimes collectively referred to herein as the “Merger.”

2.03         Effectiveness of Parent Merger. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, the Parent Merger shall become effective upon the latest to occur of the following: (a) the filing of the certificate of merger with the Maryland Department and the WVSS; or (b) such later date and time as may be set forth in such certificate of merger. The Parent Merger shall have the effects prescribed in the MGCL and WVBCA.

2.04         Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII of this Agreement, City and Poage shall cause the effective date of the Parent Merger (the “Effective Date”) to occur as soon as practicable after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement; provided, however, that the Effective Date shall not fall after the date specified in Section 8.01(c) or after the date or dates on which any Regulatory Authority approval or any extension thereof expires. The time on the Effective Date when the Parent Merger shall become effective is referred to herein as the “Effective Time”.

2.05         Absence of Control. It is the intent of the parties to this Agreement that City, by reason of this Agreement, shall not be deemed (until consummation of the transactions contemplated herein) to control, directly or indirectly, Poage or Town Square and shall not exercise or be deemed to exercise, directly or indirectly, a controlling influence over the management or policies of Poage or Town Square.

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ARTICLE III

Merger Consideration.

3.01         Merger Consideration.

At the Effective Time, by virtue of the Parent Merger and without any action on the part of the holder thereof:

(a)        Conversion of Poage Common Shares. Subject to Sections 3.03 and 3.04, each Poage Common Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive a number of City Common Shares (the “Per Share Consideration”) equal to the Exchange Ratio. The aggregate Per Share Consideration is sometimes referred to herein as the “Merger Consideration.”

(b)          Adjustments to the Merger Consideration.

(i)          If the number of Poage Common Shares issued and outstanding immediately prior to the Effective Time exceeds the number of Poage Common Shares issued and outstanding as of the date hereof, except to the extent such increase is due to the exercise of Poage Options, the Merger Consideration will not be adjusted as a result of such excess, though an appropriate adjustment will be made to the Exchange Ratio.

(ii)         If City changes (or establishes a record date for changing) the number of City Common Shares issued and outstanding prior to the Effective Time by way of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding City Common Shares, and the record date therefor shall be prior to the Effective Time, the Exchange Ratio shall be adjusted so the shareholders of Poage at the Effective Time shall receive Merger Consideration that produces the same economic effect as contemplated by this Agreement prior to such action.

3.02         Rights as Shareholders; Share Transfers. At the Effective Time, holders of Poage Common Shares shall cease to be, and shall have no rights as, shareholders of Poage, other than (a) to receive any dividend or other distribution with respect to such Poage Common Shares with a record date occurring prior to the Effective Time, and (b) to receive the Merger Consideration,. After the Effective Time, there shall be no transfers on the stock transfer books of Poage or the Surviving Corporation of any Poage Common Shares.

3.03         Exchange and Payment Procedures.

(a)          Exchange Agent. City’s transfer agent will act as agent (the “Exchange Agent”) for purposes of conducting the exchange and payment procedures as described in this Section 3.03.

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(b)          Exchange Fund. Prior to the Effective Time, but no later than one business day prior to the Effective Date, City shall deposit, or shall cause to be deposited, with the Exchange Agent, for the benefit of the holders of Old Certificates, for exchange in accordance with this Article III, (i) certificates representing City Common Shares (subject to Section 3.03(i)), (ii) cash in an aggregate amount sufficient to make appropriate payment of (A) cash in lieu of fractional shares pursuant to Section 3.03(d), and (B) any dividends or distributions on account of City Common Shares to be exchanged for Poage Common Shares with a record date occurring on or after the Effective Time, and without any interest on any such cash, dividends or distributions (such cash being hereinafter referred to as the “Exchange Fund”) to be paid pursuant to this Article III in exchange for outstanding Poage Common Shares. Promptly after the Effective Time, the Exchange Agent shall distribute City Common Shares and make payment of such cash as provided herein. The Exchange Agent shall not be entitled to vote or to exercise any rights of ownership with respect to the City Common Shares held by it from time to time hereunder, except that it shall receive and hold in trust for the recipients of the City Common Shares until distributed thereto pursuant to the provision of this Agreement all dividends or other distributions paid or distributed with respect to such City Common Shares for the account of the persons entitled thereto.

(c)          Exchange Procedures.

(i)          Within five business days after the Effective Time, City shall instruct the Exchange Agent to mail to each holder of record of an outstanding certificate or certificates which, as of the Effective Time, represented Poage Common Shares (“Old Certificates”) or uncertificated shares (i) a letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the shares of Old Certificates shall pass, only upon proper delivery of the Old Certificates, if applicable, or upon delivery of the letter of transmittal in the case of uncertificated shares, to the Exchange Agent, and which shall be in customary form as directed by City and reasonably acceptable to Poage, and (ii) instructions for use in effecting the surrender of the Old Certificates, if applicable, or the letter of transmittal in exchange for the Merger Consideration. Upon the proper surrender of the Old Certificates, if applicable, and a properly completed and duly executed letter of transmittal to the Exchange Agent, and such other documents as may reasonably be required by City or the Exchange Agent, the holders of such Old Certificates or uncertificated shares shall be entitled to receive the number of whole shares of City Common Shares that such holder has the right to receive pursuant to Section 3.01(a) and a check in the amount equal to the cash in lieu of fractional shares, if any, that such holder has the right to receive pursuant to Section 3.03, and any dividends or other distributions to which such holder is entitled pursuant to Section 3.02. Old Certificates so surrendered shall forthwith be canceled. Within ten days following receipt of the properly completed letter of transmittal and any necessary accompanying documentation, the Exchange Agent shall distribute City Common Shares and cash as provided herein. If there is a transfer of ownership of any shares of Poage Common Shares not registered in the transfer records of Poage, the Merger Consideration shall be issued to the transferee thereof if the Old Certificates representing such Poage Common Shares are presented to the Exchange Agent, accompanied by all documents required, in the reasonable judgment of City and the Exchange Agent, to evidence and effect such transfer and to evidence that any applicable stock transfer taxes have been paid.

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(ii)         No dividends or other distributions declared or made after the Effective Time with respect to City Common Shares issued pursuant to this Agreement shall be remitted to any person entitled to receive shares of City Common Shares hereunder until such Person surrenders his, her or its Old Certificates, if applicable, and the letter of transmittal in accordance with this Section 3.03. Upon the surrender of such Person’s Old Certificates, if applicable, and the letter of transmittal, such Person shall be entitled to receive any dividends or other distributions, without interest thereon, which subsequent to the Effective Time had become payable but not paid with respect to shares of City Common Shares represented by such Person’s Old Certificates or uncertificated shares.

(d)          No Fractional City Common Shares.

(i)          No certificates or scrip representing fractional City Common Shares shall be issued upon the surrender for exchange of Old Certificates, and such fractional City Common Share interests will not entitle the owner thereof to vote or to any rights of a shareholder of the Surviving Corporation.

(ii)         Each holder of Poage Common Shares who would otherwise be entitled to receive a fractional City Common Share shall receive from the Exchange Agent an amount of cash, without interest, in an amount (rounded to the nearest whole cent) equal to the product of (a) the fractional share interest (rounded to the nearest thousandth when expressed in decimal form) to which such holder would otherwise be entitled multiplied by (b) the volume weighted average closing price per share of City Common Shares on the NASDAQ Global Select Market® for the ten consecutive trading days ending on and including the day immediately preceding the Effective Date.

(e)        Release of Exchange Fund. Any portion of the Exchange Fund that remains unclaimed by the shareholders of Poage for six months after the Effective Time shall be paid to City. Any shareholders of Poage who have not theretofore complied with this Article III shall thereafter look only to City for payment of the Merger Consideration.

(f)          No Liability. None of City, Poage, the Exchange Agent or the Surviving Corporation shall be liable to any former holder of Poage Common Shares for any payment of the Merger Consideration, any cash in lieu of a fractional City Common Share interest, or any dividends or distributions with respect to City Common Shares delivered to a public official if required by any applicable abandoned property, escheat or similar law.

(g)          Lost Certificates. If any Old Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person claiming such Old Certificate to be lost, stolen or destroyed in form and substance acceptable to City and, if required by City or the Exchange Agent, the posting by such Person of a bond, in such amount as City or the Exchange Agent may direct, as indemnity against any claim that may be made against it with respect to such Old Certificate, the Exchange Agent shall pay in exchange for such lost, stolen or destroyed Certificate the Merger Consideration payable in respect of the shares of Poage Common Shares represented by such Old Certificate.

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(h)          Withholding Rights. City or the Exchange Agent shall be entitled to deduct and withhold from the consideration otherwise payable pursuant to this Agreement to any holder of Poage Common Shares such amounts as City or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any other provision of domestic or foreign tax law (whether national, federal, state, provincial, local or otherwise). To the extent that amounts are so withheld and paid over to the appropriate taxing authority by City or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the Poage Common Shares.

(i)          Book Entry. All shares of City Common Shares to be issued pursuant to this Agreement may be issued in book entry form without physical certificates in City’s discretion.

(j)          Waiver. The Surviving Corporation may from time to time, in the case of one or more Persons, waive one or more of the rights provided to it in this Article III to withhold certain payments, deliveries and distributions; and no such waiver shall constitute a waiver of its rights to withhold any such payment, delivery or distribution in the case of any Person.

3.04         Treatment of Poage Options and Restricted Stock.

(a)          Treatment of Stock Options. Immediately prior to the Effective Time, each outstanding option to acquire shares of Poage Common Shares (the “Poage Options”) issued pursuant to Poage’s equity-based compensation plans identified in Section 3.04 of Poage’s Disclosure Schedule (the “Poage Stock Plans”) shall: (i) become fully vested and exercisable (without regard to whether the Poage Options are then vested or exercisable), and (ii) each option holder shall be entitled to receive a cash payment, without interest and less applicable withholding taxes, in an amount equal to the product of (i) the number of shares of Poage Common Shares subject to the Poage Option as of immediately prior to the Effective Time and (ii) the excess, if any, of the Per Share Consideration over the exercise price per share of Poage Common Shares subject to such Poage Option as of the Effective Date (the “Option Cash-Out Amount”). The Option Cash-Out Amount shall be paid by Poage to the applicable former option holder at the Effective Time. In the event the exercise price per share of Poage Common Shares subject to a Poage Option is equal to or greater than the Option Cash-Out Amount, such Poage Option shall be cancelled without consideration and have no further force or effect

(b)          Treatment of Restricted Stock. Immediately prior to the Effective Time, any vesting restrictions on each share of restricted stock outstanding immediately prior thereto (“Poage Restricted Stock”) issued pursuant to the Poage Stock Plans shall automatically lapse and shall be treated as issued and outstanding shares of Poage Common Shares for purposes of this Agreement, including but not limited to, the provisions of Section 3.01.

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ARTICLE IV

Actions Pending Consummation of Merger

4.01         Forbearances of Poage. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by City, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of City, which consent shall not be unreasonably withheld, conditioned or delayed, Poage shall not, and shall cause Town Square not to:

(a)          Ordinary Course. (i) Conduct the business of Poage and Town Square other than in the ordinary and usual course or fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect, or (iv) enter into any new line of business or materially change its lending, investment, underwriting, risk, asset liability management or other banking and operating policies.

(b)          Capital Stock. (i) Issue, sell, grant or otherwise permit to become outstanding, or authorize the creation of, any additional Poage Common Shares, other capital stock of Poage or any Rights (except pursuant to the exercise of Poage Options); (ii) enter into any agreement related to, or amend or modify, the Poage Option Plan; (iii) permit any additional Poage Shares to become subject to new grants of employee or director stock options, other Rights, or similar stock-based employee rights, whether under the Poage Option Plan or otherwise; or (iv) effect any recapitalization, reclassification, stock split, or similar change in capitalization.

(c)          Dividends; Distributions; Adjustments. (i) Except for the payment of its regular quarterly cash dividend of not more than $0.06 per share payable consistent with past practice for each quarter prior to the quarter in which the Effective Date shall occur and only if Poage reported positive net earnings in its most recently available reported quarterly earnings, make, declare, pay or set aside for payment any dividend or distribution on any shares of its capital stock, other than dividends from Town Square to Poage; or (ii) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire any shares of its capital stock.

(d)          Compensation; Employment Agreements. Enter into, modify, amend, renew or terminate any employment, consulting, severance, retention, change in control, or similar agreements or arrangements with any director, consultant, officer or employee of Poage or Town Square, hire or engage any full-time employee or consultant, other than as replacements for positions existing on the Agreement Date, or grant any salary or wage increase or bonus or increase any employee benefit (including incentive or bonus payments).

(e)          Benefit Plans. Enter into, establish, adopt, add participants to, amend, modify or terminate any pension, retirement, stock option, phantom stock, stock purchase, savings, profit sharing, deferred compensation, change in control, salary continuation, consulting, bonus, group insurance or other employee benefit, incentive or welfare contract (including related administrative services contracts), plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, consultant, officer or employee of Poage or Town Square, or take any action to accelerate the payment of benefits or the vesting or exercisability of the Poage Options, restricted stock, phantom stock or other compensation or benefits payable thereunder, except (i) as may be required by applicable law, (ii) as contemplated by this Agreement or (iii) the regular annual renewal of insurance contracts or the regular payment of the Poage ESOP loan.

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(f)          Dispositions. Excluding sales of loans in the secondary market in the ordinary course of Town Square’s business, sell, transfer, mortgage, pledge, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary and usual course of business for full and fair consideration actually received.

(g)          Acquisitions. Acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of the assets, business, deposits or properties of any other Person.

(h)          Governing Documents. Amend the Poage Articles, the Poage Bylaws or the charter, articles of association or bylaws of Town Square.

(i)          Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by GAAP.

(j)          Material Contracts. Enter into any new contract or agreement that would otherwise be required to be disclosed under Section 5.03(l), terminate any Material Contract or amend, modify, renew or extend in any material respect any of its existing Material Contracts.

(k)          Claims. Settle any claim, action or proceeding, except for any claim, action or proceeding which does not involve precedent for other material claims, actions or proceedings and which involves solely money damages in an amount individually not to exceed $5,000 and in the aggregate not to exceed $30,000 for all such settlements.

(l)          Adverse Actions. Take any action that is intended or is reasonably likely to result in (i) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (ii) any of the conditions to the Merger set forth in Article VII not being satisfied or (iii) a violation of any covenant contained in this Agreement except, in each case, as may be required by applicable law or by any Governmental Authority.

(m)          Risk Management. Except pursuant to applicable law or as required by any Governmental Authority, (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk; or (iv) fail to follow its existing policies or practices with respect to managing its fiduciary risks.

(n)          Borrowings. Borrow or agree to borrow any funds, including but not limited to pursuant to repurchase transactions, or directly or indirectly guarantee or agree to guarantee any obligations of any other Person, except in each case in the ordinary course of business and with a final maturity of not later than January 31, 2019.

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(o)          Indirect Loans; Participations. (i) Make or purchase any indirect or brokered loans or (ii) purchase from or sell to any financial institution or other non-depository lender any interest in a loan and/or other type of credit facility, except for such credit facilities made to borrowers in Town Square’s Territory which are secured by collateral located in the Town Square’s Territory in the ordinary course and consistent with past practices.

(p)          Capital Expenditures. Except as set forth in Poage’s Disclosure Schedule, Section 4.01(o) make any capital expenditure or capital addition or improvement or purchase other assets outside of the ordinary course of business which individually exceeds $5,000 or in the aggregate exceed $30,000.

(q)          Lending. (i) Establish any new lending programs or make any changes in the policies of any Subsidiary of Poage concerning which Persons may approve loans, (ii) price or reprice any loans inconsistent with Town Square’s current pricing methodology, (iii) originate or issue any loans except in accordance with existing lending policies, lending limits and authorities, or (iv) originate or issue a commitment to originate any loan (except renewals of lines of credit) in a principal amount in excess of $500,000.

(r)         Taxes. (i) Fail to prepare or file or cause to be prepared or filed in a timely manner consistent with past practice all Tax Returns that are required to be filed (with extensions) at or before the Effective Time; (ii) fail to timely pay any Tax due (whether or not required to be shown on any such Tax Returns); (iii) make, change or revoke any Tax election or Tax accounting method; (iv) file any amended Tax return; (v) settle any Tax claim or assessment; (vi) consent to the extension or waiver of any statute of limitations with respect to any Tax; (vii) offer or agree to do any of the foregoing; or (viii) surrender its rights to do any of the foregoing or to claim any refund of any Tax or file any amended Tax Return.

(s)          Offices and Facilities. (i) Open, close or relocate any offices at which its business is conducted (including any ATMs) or (ii) fail to use commercially reasonable efforts to maintain and keep its respective properties and facilities in their present condition and working order, ordinary wear and tear excepted.

(t)          Interest Rates. Increase or decrease the rate of interest paid on time deposits or certificates of deposit, or any other type of deposit accounts, except in a manner consistent with past practices in relation to rates prevailing in the relevant market.

(u)          Foreclosures. Foreclose upon or otherwise cause Poage or Town Square to take title to or possession or control of any real property or entity thereon with a principal balance of $250,000 or more at the time of foreclosure without first obtaining a Phase I Environmental Site Assessment in accordance with the requirements of ASTM E1527-13 “Standard Practice for Environmental Site Assessments: Phase I Environmental Site Assessment Process” (“Phase I”) on such real property which indicates that the property is free of Hazardous Material; provided, however, that no such report shall be required to be obtained with respect to single-family residential real property of one acre or less to be foreclosed upon unless Poage or Town Square has reason to believe such real property may contain any such Hazardous Material.

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(v)         Deposit Liabilities. Cause or permit any material change in the amount or general composition of deposit liabilities, excluding withdrawals or increases of deposits in the ordinary course of business and the maturity of certificates of deposit.

(w)          Prepaid Expenses. Prepay any indebtedness, lease payment, rental payment, or expense, whether in whole or in part, in excess of $5,000 individually, or $15,000 in the aggregate.

(x)          Commitments. Agree or commit to do any of the foregoing.

4.02         Forbearances of City. From the date hereof until the Effective Time, except as expressly contemplated or permitted by this Agreement, requested by Poage, or required by applicable law, regulation or policy of a Governmental Authority or an applicable Regulatory Order, without the prior written consent of Poage, which consent shall not be unreasonably withheld, conditioned or delayed. City shall not, and shall cause its Subsidiaries not to:

(a)          Ordinary Course. (i) Fail to use commercially reasonable efforts to preserve intact their respective business organizations and assets, (ii) maintain their respective rights, franchises and existing relations with customers, suppliers, vendors, employees and business associates, or (iii) voluntarily take any action which, at the time taken, is reasonably likely to have a Material Adverse Effect.

(b)          Governing Documents. Amend the City Articles or the City Bylaws in a material manner that adversely impacts the rights or obligations of holders of City Common Shares;

(c)          Delay. Knowingly take any action or fail to take any action that is intended to or would reasonably be likely to adversely affect or materially delay the ability of Poage, City or their Subsidiaries to obtain any necessary approvals of any Governmental Authority required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby; or

(d)          Agreements to Take Action. Agree to take, make any commitment to take, or adopt any resolutions of its Board of Directors or similar governing body in support of, any of the actions prohibited by this Section 4.02.

ARTICLE V

Representations and Warranties

5.01         Disclosure Schedules. On or prior to the Agreement Date, Poage delivered to City a schedule, and City delivered to Poage a schedule (each respectively, its “Disclosure Schedule”), setting forth, among other things, items the disclosure of which are necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof, as an exception to one or more representations or warranties contained in Section 5.03 or 5.04 or to one or more of its respective covenants contained in Article IV or Article VI; provided, however, that the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to have or result in a Material Adverse Effect on the party making the representation.

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5.02         Standard. No party hereto shall be deemed to have breached a representation or warranty as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04, has had or is reasonably likely to have, a Material Adverse Effect without giving any effect to any qualification as to materiality or Material Adverse Effect set forth in such representations and warranties.

5.03         Representations and Warranties of Poage. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, Poage hereby represents and warrants to City that the following are true and correct:

(a)          Organization, Standing and Authority.

(i)          Poage is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. The foreign jurisdictions in which Poage conducts business are set forth in Poage’s Disclosure Schedule Section 5.03(a). Poage is registered as a savings and loan holding company under the HOLA.

(ii)         Town Square is a federal savings association chartered under the laws of the United States, and has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)          Capital Structure of Poage.

(i)          The authorized capital stock of Poage consists of 30,000,000 Poage Common Shares, par value of $0.01 per share, and 1,000,000 shares of preferred stock, par value of $0.01 per share (“Poage Preferred Shares”). The Poage Common Shares and Poage Preferred Shares are collectively referred to herein as “Poage Shares.” As of the date hereof, there are: (A) 3,497,243 shares of Poage Common Shares issued and outstanding; and (B) 70,529 Poage Common Shares reserved for issuance pursuant to the Poage Option Plan. Additionally, no shares of Poage Preferred Shares are issued and outstanding or reserved for issuance and no Poage Shares are held in treasury by Poage. All of the issued and outstanding Poage Shares have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights. Except for the options, plans and other obligations set forth in this Subsection (i), and except as set forth in Poage’s Disclosure Schedule Section 5.03(b), Poage does not have and is not bound by any outstanding or issued Rights with respect to any Poage Shares.

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(ii)         The Poage Options have been granted in compliance in all material respects with the terms of the applicable Poage Option Plan and all applicable laws. With respect to each Poage Option outstanding as of the date hereof, the name of each optionee, the date of each option to purchase Poage Shares granted, the number of shares subject to each such option and the price at which each such option may be exercised are set forth in Poage’s Disclosure Schedule Section 5.03(b). The exercise price of each Poage Option is no less than the fair market value of the applicable Poage Shares determined on the date of grant of such stock option (and as of any later modification thereof within the meaning of Section 409A of the Code). Each Poage Option intended to qualify as an “incentive stock option” under Section 422 of the Code has been structured to so qualify.

(iii)        Neither Poage nor Town Square has any authorized, issued, or outstanding bonds, debentures, notes or other indebtedness for which the holders thereof have the right to vote on any matters on which the shareholders have the right to vote. There are no registration rights, and there is no voting trust, proxy, rights agreement, “poison pill” anti-takeover plan or other agreement or understanding to which Poage or any of Town Square is a party or by which any of them are bound or with respect to any equity security, membership interest or similar ownership interest of Poage or Town Square.

(c)          Subsidiaries.

(i) (A)   Section 5.03(c) of Poage’s Disclosure Schedule contains a list of Poage’s Subsidiaries, (B) Poage owns all of the issued and outstanding equity securities of its Subsidiaries (other than the preferred securities of Town Square Statutory Trust I), (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to Poage) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which Poage’s Subsidiaries are or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to Poage), (E) there are no contracts, commitments, understandings, or arrangements relating to Poage’s rights to vote or to dispose of its Subsidiaries’ equity securities, and (F) all of the equity securities of the Subsidiaries held by Poage are fully paid and nonassessable and are owned by Poage free and clear of any Liens.

(ii)         Poage and Town Square do not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than Poage’s ownership of Town Square.

(d)          Corporate Power. Each of Poage and Town Square has full corporate power and authority to carry on its business as it is now being conducted and to own all of its properties and assets. Poage has the corporate power and authority to execute, deliver and perform its obligations under this Agreement, subject to certain required approvals of Poage’s shareholders (the “Poage Shareholder Adoption”) and applicable Regulatory Authorities, and Town Square has the corporate power and authority to consummate the Subsidiary Merger in accordance with the terms of this Agreement, subject to certain required approvals of applicable Regulatory Authorities. No holder of Poage Shares has, or will have, any dissenter or appraisal right with respect to such holder’s Poage Shares, or any right to demand and/or receive payment of the fair value of such holder’s Poage Shares, in connection with or as a result of the transaction contemplated hereby.

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(e)          Corporate Authority; Authorized and Effective Agreement. Subject to the Poage Shareholder Adoption, this Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Poage and the Poage Board. The Agreement to Merge, when executed by Town Square, shall have been approved by the board of directors of Town Square and by Poage, as the sole shareholder of Town Square. This Agreement is a valid and legally binding obligation of Poage, enforceable against Poage in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(f)          Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Poage or Town Square in connection with the execution, delivery or performance by Poage of this Agreement or the consummation of the transactions contemplated hereby, including the Merger, except for (A) the filings of applications, notices and the Agreement to Merge, as applicable, with Regulatory Authorities to approve the transactions contemplated by the Agreement; (B) the filing of the certificate of merger with the Maryland Department pursuant to the MGCL; (C) the filing with the SEC and declaration of effectiveness of the Registration Statement; (D) Poage Shareholder Adoption; and (E) the receipt of the approvals set forth in Section 7.01(b).

(ii)         As of the date hereof, Poage is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(iii)        Subject to the consents and approvals noted in Section 5.03(f)(i) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby, including the Merger, do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of Poage or Town Square or to which Poage or Town Square or any of their respective properties are subject or bound; (B) constitute a breach or violation of, or a default under, the Poage Articles or the Poage Bylaws; or (C) require any consent or approval under any law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

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(g)          SEC Reports.

(i)          Except as set forth in Section 5.03(g) of Poage’s Disclosure Schedules, Poage has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

(ii)         An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by Poage pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “Poage’s SEC Reports”) is publicly available. No such Poage’s SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any of Poage’s SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all Poage’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto. No executive officer of Poage has failed in any respect to make the certifications required of him or her under Section 302 or 906 of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”). As of the date hereof, there are no outstanding comments from or unresolved issues raised by the SEC with respect to any of the Poage’s SEC Reports.

(h)          Financial Statements; Material Adverse Effect; Internal Controls.

(i)          The consolidated financial statements of Poage and its Subsidiaries included (or incorporated by reference) in Poage’s SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of Poage and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of Poage and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with generally accepted accounting principles, consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of Poage and its Subsidiaries have been maintained in all material respects in accordance with generally accepted accounting principles and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Crowe LLP has not resigned (or informed Poage that it intends to resign) or been dismissed as independent public accountants of Poage as a result of or in connection with any disagreements with Poage on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

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(ii)         Neither Poage nor any of its Subsidiaries has incurred any liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of Poage included in its Quarterly Report on Form 10-Q for fiscal quarter ended March 31, 2018 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since March 31, 2018 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii)        Since March 31, 2018, (A) Poage and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to Poage or any of its Subsidiaries.

(iv)        Poage and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by Poage in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to Poage’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of Poage required under the Exchange Act with respect to such reports. Poage has disclosed, based on its most recent evaluation prior to the date of this Agreement, to Poage’s outside auditors and the audit committee of the Poage Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect Poage ’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in Poage’s internal controls over financial reporting. Since December 31, 2017, neither Poage, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of Poage or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of Poage or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that Poage or its Subsidiaries has engaged in questionable accounting or auditing practices.

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(i)          Litigation. There is no suit, action, claim, proceeding, review or investigation pending, and, to Poage’s Knowledge, there is no suit, action, claim, proceeding, review or investigation threatened against Poage or Town Square or any of the current or former directors or executive officers of Poage or Town Square (and Poage is not aware of any basis for any such suit, action, claim or proceeding, or to Poage’s Knowledge, investigation or review) (i) that involves a Governmental Authority, or (ii) that, individually or in the aggregate, is (A) material to Poage and Town Square, taken as a whole, or is reasonably likely to result in a material restriction on its or Town Square’s businesses or, after the Effective Time, the business of City or any of its Affiliates, or (B) reasonably likely to prevent or delay it from performing its obligations under, or consummating the transactions contemplated by, this Agreement. There is no injunction, order, award, judgment, settlement or decree imposed upon or entered into by Poage, Town Square or the assets of Poage or Town Square (or that, upon consummation of the Merger, would apply to City or any of its Affiliates) that is or could reasonably be expected to be material to Poage or Town Square.

(j)          Regulatory Matters.

(i)          Neither Poage nor Town Square nor any of their respective properties is a party to or is subject to any order, decree, formal or informal agreement, memorandum of understanding or similar arrangement with, or a commitment letter, board resolution or similar submission to, or extraordinary supervisory letter (any of the foregoing, a “Regulatory Order”) from any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions (or their holding companies), or issuers of securities, or engaged in the insurance of deposits, including, without limitation, the FRB, FDIC and the OCC (collectively, the “Regulatory Authorities”); provided, however, that Regulatory Order shall not be deemed to include any of the foregoing that is subject to confidentiality restrictions of any Regulatory Authority prohibiting its disclosure to third parties under applicable law, rule or regulation.

(ii)         Neither Poage nor Town Square have been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, formal or informal agreement, memorandum of understanding, commitment letter, board resolution, supervisory letter or similar submission

(k)          Compliance with Laws. Each of Poage and Town Square: (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto in all material respects; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; (iii) all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Poage’s Knowledge, no suspension or cancellation of any of them is threatened; and (iv) has not received any notification or communication from any Governmental Authority (A) asserting that Poage or Town Square is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization, nor do any grounds for any of the foregoing exist.

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(l)          Material Contracts; Defaults.

(i)          Except as set forth in Poage’s Disclosure Schedule Section 5.03(l), neither Poage nor Town Square is a party to or is bound by any contract or agreement (whether written or verbal) of the following types, and no such contract or agreement is presently being negotiated or discussed:

(A)         any contract involving commitments to others to make capital expenditures or purchases or sales in excess of $10,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;

(B)         any contract relating to any direct or indirect indebtedness of Poage or Town Square for borrowed money (including loan agreements, lease purchase arrangements, guarantees, agreements to purchase goods or services or to supply funds or other undertakings relating to the extension of credit), or any conditional sales contracts, equipment lease agreements and other security arrangements with respect to personal property with an obligation in excess of $10,000 in any one case or $50,000 in the aggregate during any period of 12 consecutive months;

(C)         any employment, severance, consulting or management services contract or any confidentiality or nondisclosure contract with any director, officer, employee or consultant of Poage or Town Square;

(D)         any contract containing covenants limiting the freedom of Poage or Town Square to compete in any line of business or with any Person or in any area or territory;

(E)         any partnership, joint venture, limited liability company arrangement or other similar agreement;

(F)         any profit sharing, phantom stock award, stock option, stock purchase, stock appreciation, deferred compensation, issuance, or other plan or arrangement for the benefit of Poage’s or Town Square’s current or former directors, officers, employees or consultants;

(G)         any license agreement, either as licensor or licensee, or any other contract of any type relating to any intellectual property, except for license agreements relating to off-the-shelf software or software components pursuant to a non-negotiable standard form or “shrink wrap” license agreement;

(H)         any arrangement under which Poage or Town Square has advanced or loaned any amount to any of their respective directors, officers, employees, insiders or consultants, or any Associate or immediate family member of any of the foregoing (the terms “insider” and “immediate family member” have the meanings given to them under Regulation O (12 C.F.R. Part 215) as promulgated by the FRB);

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(I)         any contract, whether exclusive or otherwise, with any sales agent, representative, franchisee or distributor;

(J)         other than this Agreement and any ancillary agreements being executed in connection with this Agreement, any contract providing for the acquisition or disposition of any portion of the assets, properties or securities of Poage or Town Square;

(K)         any contract that requires the payment of royalties;

(L)         any contract pursuant to which Poage or Town Square has any obligation to share revenues or profits derived from Poage or Town Square with any other Person;

(M)         any contract between (i) Poage or Town Square, on the one hand, and any officer, director, employee or consultant of Poage or Town Square, on the other hand; and (ii) Poage or Town Square, on the one hand, and any Associate or other Affiliate of any director, officer, employee or consultant of Poage or Town Square, on the other hand; and

(N)         any other legally binding contract not of the type covered by any of the other items of this Section 5.03(l) involving money or property and having an obligation in excess of $25,000 in the aggregate during any period of 12 consecutive months or which is otherwise not in the ordinary and usual course of business.

(ii)         “Material Contracts” shall mean those contracts on Poage’s Disclosure Schedule Section 5.03(l). True, complete and correct copies of all of the Material Contracts have been made available to City. All of the Material Contracts are in full force and effect and are legal, valid, binding and enforceable in accordance with their terms (A) as to Poage or Town Square, as the case may be, and (B) to the Knowledge of Poage, as to the other parties to such Material Contracts. Except as disclosed in Poage’s Disclosure Schedule Section 5.03(l), Poage or Town Square, as applicable, and to the Knowledge of Poage, each other party to the Material Contracts, has performed and is performing all material obligations, conditions and covenants required to be performed by it under the Material Contracts. Neither Poage nor Town Square, and to the Knowledge of Poage, no other party, is in violation, breach or default of any material obligation, condition or covenant under any of the Material Contracts, and neither Poage nor Town Square, and to the Knowledge of Poage, no other party, has received any notice that any of the Material Contracts will be terminated or will not be renewed. Neither Poage nor Town Square have received from or given to any other Person any notice of default or other violation under any of the Material Contracts, nor, to the Knowledge of Poage, does any condition exist or has any event occurred which with notice or lapse of time or both would constitute a default under any of the Material Contracts.

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(m)          Brokerage and Finder’s Fees. Except for Sandler O’Neill & Partners, L.P., neither Poage nor Town Square has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(n)          Employee Benefit Plans.

(i)          Section 5.03(n) of Poage’s Disclosure Schedule contains a complete and accurate list of all bonus, incentive, deferred compensation, pension, retirement, profit-sharing, thrift, savings, employee stock ownership, stock bonus, stock purchase, restricted stock, stock option, severance, welfare and fringe benefit plans, employment, retention, change in control, severance agreements, and all similar practices, policies and arrangements, whether written or unwritten, that are currently effective or were in effect at any time in the previous five years, in which any employee or former employee (the “Employees”), consultant or former consultant (the “Consultants”) or director or former director (the “Directors”) of Poage or Town Square or any ERISA Affiliate participates, sponsors or contributes, or to which any such Employees, Consultants or Directors are a party or under which Poage or Town Square or any ERISA Affiliate has any present or future liability (the “Compensation and Benefit Plans”). Schedule 5.03(n) of Poage’s Disclosure Schedule contains a complete and accurate description and schedule of all existing and future financial obligations of Poage or Town Square under the SERP and Split Dollar Agreements as of the date of this Agreement. Neither Poage nor Town Square nor any ERISA Affiliate has any commitment to create any additional Compensation and Benefit Plan or to modify or change any existing Compensation and Benefit Plan except as required by applicable law. No Compensation and Benefit Plan holds any Poage Common Shares other than the Poage ESOP, Poage 401(k) Plan and the Poage Common Shares that may be issued under the Poage Stock Plans.

(ii)         Each Compensation and Benefit Plan has been operated and administered in all material respects in accordance with its terms and with applicable law, including, but not limited to, ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act, and any regulations or rules promulgated thereunder, and all filings, disclosures and notices required by ERISA, the Code, the Securities Act, the Exchange Act, the Age Discrimination in Employment Act and any other applicable law have been timely made. Each Compensation and Benefit Plan which is an “employee pension benefit plan” within the meaning of Section 3(2) of ERISA (a “Pension Plan”) and which is intended to be qualified under Section 401(a) of the Code has either (A) received a favorable determination letter from the Internal Revenue Service (“IRS”), and no circumstances exist which are likely to result in revocation of any such favorable determination letter or (B) has been adopted on a prototype plan which has received a current opinion letter from the national office of the IRS. There is no pending or, to the Knowledge of Poage, threatened legal action, suit or claim relating to any of the Compensation and Benefit Plans. Neither Poage nor Town Square nor any ERISA Affiliate has engaged in any transaction, or omitted to take any action, with respect to any Compensation and Benefit Plan that would reasonably be expected to subject Poage or Town Square or any ERISA Affiliate to a tax or penalty imposed by either Section 4975 of the Code or Section 502 of ERISA. No event has occurred or circumstance exists that could result in a material increase in premium cost of a Compensation and Benefit Plan that is insured, or a material increase in benefit cost of a Compensation and Benefit Plan that is self-insured.

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(iii)        None of the Compensation and Benefit Plans is subject to Title IV of ERISA. No liability under Title IV of ERISA has been or is expected to be incurred by Poage or Town Square with respect to any terminated “single-employer plan” (within the meaning of Section 4001(a)(15) of ERISA) formerly maintained by any of them, or any single-employer plan of any entity (an “ERISA Affiliate”) which is considered one employer with Poage under Section 4001(a)(14) of ERISA or Section 414(b) or (c) of the Code (an “ERISA Affiliate Plan”). None of Poage, Town Square or any ERISA Affiliate has contributed, or has been obligated to contribute, to either a defined benefit pension plan subject to Title IV of ERISA or to a multiemployer plan under Subtitle E of Title IV of ERISA at any time. No notice of a “reportable event” (within the meaning of Section 4043 of ERISA) has been required to be filed for any Compensation and Benefit Plan or by any ERISA Affiliate Plan. To the Knowledge of Poage, there is no pending investigation or enforcement action by the U.S. Department of Labor or the IRS or any other Governmental Authority with respect to any Compensation and Benefit Plan.

(iv)        All contributions required to be made under the terms of any Compensation and Benefit Plan or ERISA Affiliate Plan or any employee benefit arrangements under any collective bargaining agreement to which Poage or Town Square was or is a party, have been timely made or have been reflected on Poage’s Financial Statements.

(v)         Except as set forth in Poage’s Disclosure Schedule Section 5.03(n), (A) neither Poage nor Town Square has any obligation to provide retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan, other than benefits mandated by Section 4980B of the Code, (B) any such retiree health and life insurance or other retiree death benefits under any Compensation and Benefit Plan may be amended or terminated without incurring liability thereunder, and (C) there has been no communication to Employees by Poage or Town Square that would reasonably be expected to promise or guarantee such Employees retiree health or life insurance or other retiree death benefits on a permanent basis.

(vi)        Neither Poage nor Town Square maintain any Compensation and Benefit Plans covering leased or foreign (i.e., non-United States) Employees, independent contractors or non-employees other than non-employee Directors of Poage and Town Square.

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(vii)       With respect to each Compensation and Benefit Plan, if applicable, Poage has provided or made available to City, true and complete copies of: (A) Compensation and Benefit Plan documents and amendments thereto, including a written description of any Compensation and Benefit Plan or any other employee benefit obligation that is not otherwise in writing; (B) trust instruments and insurance contracts, including renewal notices; (C) the three most recent Forms 5500 filed with the IRS (including all schedules thereto and the opinions of independent accountants); (D) the most recent actuarial report and financial statement; (E) the most recent summary plan description or wrap document and summaries of material modifications; (F) notices or forms filed with the PBGC (other than for premium payments); (G) the most recent determination letter issued by the IRS; (H) any Form 5310 or Form 5330 filed with the IRS; (I) the most recent nondiscrimination tests performed under ERISA and the Code, including 401(k) and 401(m) tests; and (J) all contracts with third party administrators, actuaries, investment managers, compensation consultants and other independent contractors that relate to a Compensation and Benefit Plan.

(viii)      Except as set forth in Poage’s Disclosure Schedule Section 5.03(n), the consummation of the transactions contemplated by this Agreement would not, directly or indirectly (including, without limitation, as a result of any termination of employment prior to or following the Effective Time) reasonably be expected to (A) entitle any Employee, Consultant or Director to any payment (including severance pay or similar compensation) or any increase in compensation, (B) result in the vesting or acceleration of any benefits under any Compensation and Benefit Plan or (C) result in any material increase in benefits payable under any Compensation and Benefit Plan.

(ix)         Neither Poage nor Town Square maintain any compensation plans, programs or arrangements the payments under which would not reasonably be expected to be deductible as a result of the limitations under Section 162(m) of the Code and the Treasury regulations promulgated thereunder.

(x)          Except as set forth in Poage’s Disclosure Schedule Section 5.03(n), as a result, directly or indirectly, of the transactions contemplated by this Agreement (including, without limitation, as a result of any termination of employment prior to or following the Effective Time), none of City, Poage, the Surviving Corporation, or any of their respective Subsidiaries will be obligated to make a payment that would be characterized as an “excess parachute payment” to an individual who is a “disqualified individual” (as such terms are defined in Section 280G of the Code and applicable regulations thereunder) of Poage on a consolidated basis or which would violate 12 U.S.C. Section 1828(k) or regulations thereunder.

(o)          Labor Matters. Neither Poage nor Town Square is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Poage or Town Square the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Poage or Town Square to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving Poage or Town Square pending or, to Poage’s Knowledge, threatened, nor does Poage have Knowledge of any activity involving its or any of Town Square’s employees seeking to certify a collective bargaining unit or engaging in other organizational activity. Poage and Town Square are in compliance in all material respects with all applicable laws respecting employment and employment practices, terms and conditions of employment and wages and hours.

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(p)          Takeover Laws. Poage has taken all action required to be taken by Poage in order to exempt this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Voting Agreement and the transactions contemplated hereby and thereby are exempt from, (i) the requirements of any “moratorium,” “control share,” “fair price,” “affiliate transaction,” “business combination” or other antitakeover laws and regulations of the State of Maryland (“Takeover Laws”) and (ii) any applicable provisions of the Poage Articles, the Poage Bylaws or the governing documents of Town Square.

(q)          Environmental Matters. To Poage’s Knowledge, neither the conduct nor the operation of Poage or Town Square nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated any Environmental Law, and to Poage’s Knowledge, no condition exists or has existed or event has occurred with respect to any of them or any such property that is reasonably likely to result in liability under any Environmental Law. Neither Poage nor Town Square has received any notice from any Person that Poage or any of Town Square or the operation or condition of any property owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility or potential responsibility for the cleanup or other remediation of any Hazardous Materials at, on, beneath, or originating from any such property.

(r)          Tax Matters.

(i)(A)   All Tax Returns that were or are required to be filed by or with respect to Poage and Town Square have been duly and timely filed, or an appropriate extension has been granted, and all such Tax Returns are true, correct and complete in all respects; (B) all Taxes due (whether or not required to be shown to be due on the Tax Returns referred to in this Section 5.03(r)(i)(A)) have been paid in full; and (C) no unexpired waivers of statutes of limitation have been given by or requested with respect to any Taxes of Poage or Town Square. Poage has made available to City true and correct copies of the United States federal income Tax Returns filed by Poage and Town Square for each of the three most recent fiscal years. Neither Poage nor Town Square has any liability with respect to any Taxes in excess of the amounts accrued with respect thereto that are reflected in Poage’s Financial Statements or that have arisen in the ordinary and usual course of business since March 31, 2018. The accruals and reserves for Taxes reflected in Poage’s Financial Statements are adequate for the periods covered. There are no Liens for Taxes upon the assets of Poage or Town Square other than Liens for current Taxes not yet due and payable.

(ii)         No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transactions contemplated by this Agreement.

(iii)        Poage and Town Square have withheld or collected and paid over to the appropriate Governmental Authorities, or are properly holding for such payment, all Taxes required by law to be withheld or collected.

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(iv)        No claim has ever been made by any Governmental Authority in a jurisdiction where Poage or Town Square do not file Tax Returns that Poage or Town Square is or may be subject to taxation by that jurisdiction, nor, to Poage’s Knowledge, is there any factual basis for any such claim.

(v)         Neither Poage nor Town Square has applied for any ruling from any Governmental Authority with respect to Taxes nor entered into a closing agreement (or similar arrangement) with any Governmental Authority.

(vi)        Neither Poage nor Town Square has been audited by any Governmental Authority for taxable years ended on or subsequent to December 31, 2011. No Tax audit or administrative or judicial Tax proceedings of any Governmental Authority are pending or being conducted with respect to Poage or Town Square and, to the Knowledge of Poage, no such audit or other proceeding has been threatened. No Governmental Authority has asserted, is now asserting, or, to the Knowledge of Poage, is threatening to assert against Poage or Town Square any deficiency or claim for additional Taxes.

(vii)       Except as set forth on Poage’s Disclosure Schedule Section 5.03(r), neither Poage nor Town Square (A) is a party to any Tax allocation or sharing agreement, (B) has ever been a member of an affiliated group of corporations (within the meaning of Section 1504 of the Code) other than an affiliated group of which Poage is or was the common parent corporation (the “Poage Group”), or (C) has any liability for the Taxes of any person (other than members of the Poage Group) as a transferee or successor, by contract, or otherwise.

(viii)      Neither Poage nor Town Square has agreed to any extension of time with respect to any Tax Return or a Tax assessment or deficiency, and no such extension of time has been requested.

(ix)         Neither Poage nor Town Square has agreed, nor is it required, to make any adjustment under Section 481(a) of the Code by reason of a change in accounting method or otherwise that will affect its liability for Taxes.

(x)          There are no joint ventures, partnerships, limited liability companies, or other arrangements or contracts to which Poage or Town Square is a party that could be treated as a partnership for Tax purposes.

(xi)         Except as set forth on Poage’s Disclosure Schedule Section 5.03(r), neither Poage nor Town Square is a party to any agreement, contract, arrangement or plan that has resulted, or could result, individually or in the aggregate, in the payment of “excess parachute payments” within the meaning of Section 280G of the Code.

(xii)        None of the assets of Poage or Town Square are “tax exempt use property” or “tax exempt bond financed property” within the meaning of Section 168 of the Code and neither Poage nor Town Square are a party to a “long-term contract” within the meaning of Section 460 of the Code.

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(s)          Risk Management Instruments. Neither Poage nor Town Square is a party to or otherwise bound by any interest rate swaps, caps, floors, option agreements, futures or forward contracts or other similar risk management arrangements.

(t)          Books and Records. Except for minutes and actions related to the process leading up to this Agreement and the transactions contemplated hereunder or related to meetings held in the month prior to the date of this Agreement, which have not yet been prepared, approved, executed and/or placed in Poage’s minute books, the books of account, minute books, stock record books, and other records of Poage and Town Square, all of which have been made available to City, are complete and correct and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of Poage and Town Square, including the maintenance of an adequate system of internal controls that is sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s authorization, (ii) transactions are recorded as necessary, (iii) access to assets is permitted only in accordance with management’s authorization, and (iv) the recorded accountability for assets is compared at reasonable intervals and appropriate action is taken with respect to any differences. The minute books of Poage and Town Square contain accurate and complete records of all meetings held by, and corporate action taken by, the shareholders of Poage, the Poage Board and the board of directors of Town Square, and the committees of the Poage Board and the board of directors of Town Square, and no meeting of any such shareholders, Poage Board and board of directors of Town Square, or committee thereof has been held for which minutes have been prepared and are not contained in such minute books.

(u)          Insurance. Poage’s Disclosure Schedule Section 5.03(u) sets forth all of the insurance policies, binders, or bonds maintained by Poage or Town Square. Poage and Town Square are insured with reputable insurers against such risks and in such amounts as is prudent in accordance with safe and sound industry practices. (i) All such insurance policies are in full force and effect, (ii) Poage and Town Square are not in material default thereunder, and (iii) all claims thereunder have been filed in due and timely fashion.

(v)         Title to Real Property and Assets.

(i)          Poage’s Disclosure Schedule Section 5.03(v) lists and describes all real property, and any leasehold interest in real property, owned or held by Poage or Town Square. Poage and Town Square have good and marketable title, free and clear of all Liens, to all of the properties and assets, real and personal, reflected on Poage’s Financial Statements as being owned by Poage as of March 31, 2018 or acquired after such date, except (i) statutory Liens for amounts not yet due and payable, (ii) pledges to secure deposits and other Liens incurred in the ordinary course of banking business, (iii) with respect to real property, such imperfections of title, easements, encumbrances, Liens, charges, defaults or equitable interests, if any, as do not affect the use of properties or assets subject thereto or affected thereby or otherwise materially impair business operations at such properties, and (iv) dispositions and encumbrances in the ordinary course of business.

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(ii)         Each lease agreement set forth in Poage’s Disclosure Schedule Section 5.03(v) is valid, legally binding, in full force and effect, and enforceable in accordance with its terms. Other than as Previously Disclosed, there is not under any such lease agreements any default by Poage or Town Square, or to Poage’s Knowledge, to the other party under any such lease agreement which with notice or lapse of time, or both, would constitute a default. Except as set forth in Poage’s Disclosure Schedule Section 5.03(v), the consummation of the transactions contemplated hereby will not result in a breach or default under any such lease agreements. Neither Poage nor Town Square has received written notice that the landlord or tenants under such lease agreements, as applicable, would refuse to renew such lease agreement upon expiration of the period thereof upon substantially the same terms, except for rent increases consistent with past experience or market rentals.

(iii)        All leases pursuant to which Poage or Town Square, as lessee, leases personal property (except for leases that have expired by their terms or that Poage or Town Square have agreed to terminate since the date hereof) are valid without default thereunder by the lessee or, to Poage’s Knowledge, the lessor.

(w)          Loans; Certain Transactions. As of the date hereof:

(i)          All loans owned by Town Square, or in which Town Square has an interest, have been made or acquired in accordance with currently effective policies and procedures approved by the board of directors of Town Square and comply in all material respects with all laws, including, but not limited to, applicable usury statutes, underwriting and recordkeeping requirements and the Truth in Lending Act, the Equal Credit Opportunity Act, the Real Estate Settlement Procedures Act, and other applicable consumer protection statutes and the regulations promulgated thereunder;

(ii)         All loans owned by Town Square, or in which Town Square has an interest, have been made in good faith; are evidenced by notes, agreements or other evidences of indebtedness which are true, genuine and what they purport to be; and are the legal, valid and binding obligation of the obligor named therein, enforceable in accordance with its terms except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Town Square holds mortgages contained in its loan portfolio for its own benefit to the extent of its interest shown therein; such mortgages evidence liens having the priority indicated by the terms of such mortgages, including the associated loan documents, and, to the Knowledge of Poage, were subject, as of the date of recordation or filing of applicable security instruments, only to such exceptions as are discussed in the title insurance policies in the mortgage files relating to the loans secured by real property or are not material as to the collectability of such loans; and all loans owned by Town Square are with full recourse to the borrowers (except as set forth in Poage’s Disclosure Schedule Section 5.03(w)) subject to limitations imposed by applicable laws, and neither Poage nor Town Square have taken action which would result in a waiver or negation of any rights or remedies available against the borrower or guarantor, if any, on any loan. All applicable remedies available pursuant to the applicable loan documents against all borrowers and guarantors are enforceable except as may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting creditors’ rights and except as may be limited by the exercise of judicial discretion in applying principles of equity. Except as set forth in Poage’s Disclosure Schedule Section 5.03(w), all loans purchased or originated by Town Square and subsequently sold by Town Square have been sold without recourse to Poage and without any liability under any yield maintenance or similar obligation. True, correct and complete copies of loan delinquency reports as of June 30, 2018, prepared by Town Square, which reports include all loans delinquent or otherwise in default, have been furnished to City. True, correct and complete copies of the currently effective lending policies and practices of Town Square also have been furnished to City.

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(iii)        Except as set forth in Poage’s Disclosure Schedule Section 5.03(w) each outstanding loan participation sold by Town Square was sold with the risk of non-payment of all or any portion of that underlying loan to be shared by each participant (including Poage) proportionately to the share of such loan represented by such participation without any recourse of such other lender or participant to Poage for payment or repurchase of the amount of such loan represented by the participation or liability under any yield maintenance or similar obligation. Town Square has properly fulfilled in all material respects its contractual responsibilities and duties in any loan in which it acts as the lead lender or servicer and has complied in all material respects with its duties as required under applicable regulatory requirements.

(iv)        Town Square has properly perfected or caused to be properly perfected all security interests, liens, or other interests in any collateral securing any loans made by it, if applicable.

(v)         Poage’s Disclosure Schedule Section 5.03(w) sets forth a list of all loans or other extensions of credit to all directors, officers and employees, or any other Person covered by 12 C.F.R. § 337.3 and 12 C.F.R. Part 215 and have been made in compliance therewith.

(x)          Allowance for Loan Losses. Except as set forth in Poage’s Disclosure Schedule Section 5.03(x), there is no loan which was made by Town Square and which is reflected as an asset of Poage or Town Square on Poage’s Financial Statements that (i) is 90 days or more delinquent, (ii) has been classified by management of Poage or Town Square as “substandard,” “doubtful,” “loss” or “special mention,” or (iii) has been identified by accountants or auditors (regulatory or internal) as having a significant risk of uncollectability. The allowance for loan losses reflected on Poage’s Financial Statements was, as of each respective date, determined in accordance with GAAP and in accordance with all rules and regulations applicable to Poage and Town Square and was, as of the respective date thereof, adequate in all material respects under the requirements of GAAP and applicable regulatory requirements and guidelines to provide for reasonably anticipated losses on outstanding loans, net of recoveries as determined by the management of Poage and Town Square. Neither Poage nor Town Square has been notified by the OCC, or Poage’s independent auditor, in writing or otherwise, that such reserves are inadequate or that the practices and policies of Town Square in establishing its reserves for the periods reflected in Poage’s Financial Statements, and in accounting for delinquent and classified assets, generally fail to comply with applicable accounting or regulatory requirements, or that the OCC or Poage’s independent auditor believes such reserves to be inadequate or inconsistent with the historical loss experience of Town Square.

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(y)          Repurchase Agreements. With respect to all agreements pursuant to which Poage or Town Square has purchased securities subject to an agreement to resell, if any, Poage or Town Square, as the case may be, has a valid, perfected first Lien on or evidence of ownership in book entry form of the government securities or other collateral securing the repurchase agreement, and the value of such collateral equals or exceeds the amount of the debt secured thereby.

(z)          Investment Portfolio. All investment securities held by Poage or Town Square, as reflected in Poage’s Financial Statements, are carried in accordance with GAAP and in a manner materially consistent with the applicable guidelines issued by the Regulatory Authorities. Poage or Town Square, as applicable, have good, valid and marketable title to all securities held by them, respectively, except securities held in any fiduciary or agency capacity, free and clear of any Lien, except as set forth in Poage’s Financial Statements and except to the extent any such securities are pledged in the ordinary course of business consistent with prudent banking practices to secure obligations of Poage or Town Square.

(aa)         Deposit Insurance. The deposit accounts of Town Square are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and Town Square has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of Town Square, and Town Square’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of Town Square have been originated and administered in accordance with the terms of the respective governing documents. Neither Poage nor Town Square has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of Town Square.

(bb)         Bank Secrecy Act, Anti-Money Laundering, OFAC and Customer Information. Poage is not aware of, has not been advised in writing of, and has no reason to believe that any facts or circumstances exist which would cause Poage or Town Square to be deemed (i) to be operating in material violation of the Bank Secrecy Act, the Patriot Act, any order issued with respect to anti-money laundering by the Treasury’s Office of Foreign Assets Control, or any other applicable anti-money laundering law or (ii) not to be in satisfactory compliance in any material respect with the applicable privacy and customer information requirements contained in any federal and state privacy laws, including without limitation, in Title V of the Gramm-Leach-Bliley Act. Poage is not aware of any facts or circumstances that would cause Poage to believe that any non-public customer information has been disclosed to or accessed by an unauthorized third party in a manner that would cause Poage or Town Square to undertake any material remedial action. The Poage Board or, where appropriate, the board of directors of Town Square, has adopted and implemented an anti-money laundering program that contains adequate and appropriate customer identification verification procedures that comply with the Patriot Act and such anti-money laundering program meets the requirements of the Patriot Act and the regulations thereunder, and Poage and Town Square have complied in all material respects with any requirements to file reports and other necessary documents as required by the Patriot Act and the regulations promulgated thereunder.

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(cc)         CRA Compliance. Neither Poage nor Town Square has received any notice of non-compliance with the applicable provisions of the Community Reinvestment Act (“CRA”) and the regulations promulgated thereunder, and Town Square has received a CRA rating of satisfactory or better as a result of its most recent CRA examination. Neither Poage nor Town Square has Knowledge of any fact or circumstance or set of facts or circumstances which could cause Poage or Town Square to receive notice of non-compliance with such provisions or cause the CRA rating of Town Square to fall below satisfactory.

(dd)         Related Party Transactions. Neither Poage nor Town Square has entered into any transactions with any Affiliate of Poage or Town Square or any Affiliate of any director or officer of Poage or Town Square (the “Related Parties”). None of the Related Parties (i) owns, directly or indirectly, any interest in (except not more than 5% stock holdings for investment purposes in securities of publicly held and traded companies), or is an officer, director, employee or consultant of, any Person which is, or is engaged in business as, a competitor, lessor, lessee, customer, distributor, sales agent, or supplier of Poage or Town Square; (ii) owns, directly or indirectly, in whole or in part, any tangible or intangible property that Poage or Town Square uses or the use of which is necessary for conduct of their respective business; (iii) has brought any action against, or owes any amount to, Poage or Town Square; or (iv) on behalf of Poage or Town Square, has made any payment or commitment to pay any commission, fee or other amount to, or purchase or obtain or otherwise contract to purchase or obtain any goods or services from, any other Person of which any officer or director of Poage or Town Square is a partner or stockholder (except stock holdings solely for investment purposes in securities of publicly held and traded companies). Section 5.03(dd) of Poage’s Disclosure Schedule contains a complete list of all contracts between Poage, Town Square and any Related Party (the “Related Party Agreements”) entered into on or prior to the Agreement Date or contemplated under this Agreement to be entered into before closing (other than those contracts entered into after the Agreement Date for which City has given its prior written consent). Town Square is not party to any transaction with any Related Party on other than arms’-length terms.

(ee)         Prohibited Payments. Poage and Town Square have not, directly or indirectly: (i) made or agreed to make any contribution, payment or gift to any government official, employee or agent where either the contribution, payment or gift or the purpose thereof was illegal under the laws of any federal, state, local or foreign jurisdiction; (ii) established or maintained any unrecorded fund or asset for any purpose or made any false entries on the books and records of Poage or Town Square for any reason; (iii) made or agreed to make any contribution, or reimbursed any political gift or contribution made by any other Person, to any candidate for federal, state, local or foreign public office; or (iv) paid or delivered any fee, commission or other sum of money or item of property, however characterized, to any finder, agent, government official or other party, in the United States or any other country, which in any manner relates to the assets, business or operations of Poage or Town Square, which Poage or Town Square knows, or has reason to believe, has been illegal under any federal, state or local laws of the United States or any other country having jurisdiction.

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(ff)         Opinion of Financial Advisor. The Poage Board has received the written opinion of Sandler O’Neill & Partners, L.P., to the effect that, as of the Agreement Date, the Exchange Ratio is fair to the holders of Poage Common Shares from a financial point of view.

(gg)         Absence of Undisclosed Liabilities. Neither Poage nor Town Square has any liability (whether accrued, absolute, contingent or otherwise) that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on Poage and Town Square on a consolidated basis, except as disclosed in Poage’s Financial Statements.

(hh)         Material Adverse Effect. Poage and Town Square have not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2018, that has had or could reasonably be expected to have a Material Adverse Effect on Poage or Town Square.

(ii)         Disclosure. The representations and warranties contained in this Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

5.04         Representations and Warranties of City. Subject to Section 5.01 and 5.02 and except as Previously Disclosed in a Section of its Disclosure Schedule corresponding to the relevant Section below, City hereby represents and warrants to Poage that the following are true and correct:

(a)          Organization, Standing and Authority.

(i)          City is a corporation duly organized, validly existing and in good standing under the laws of the State of West Virginia. City is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. City is registered as a financial holding company under the BHCA.

(ii)         City National is a national banking association duly organized, validly existing and in good standing under the laws of the United States. City National has all the requisite power and is duly qualified to do business and is in good standing in any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

(b)          Capital Structure of City. As of June 30, 2018, the authorized capital stock of City consists of 50,000,000 City Common Shares, par value $2.50 per share, of which 15,452,456 shares are outstanding and 500,000 shares of preferred stock, par value $25 per share, none of which are outstanding. The outstanding City Common Shares have been duly authorized, are validly issued and outstanding, fully paid and nonassessable, and were not issued in violation of any preemptive rights. As of June 30, 2018, 3,595,092 City Common Shares are held in treasury by City.

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(c)          Subsidiaries. (A) Section 5.04(c) of City’s Disclosure Schedule contains a list of City’s Subsidiaries; (B) City owns all of the issued and outstanding equity securities of its Subsidiaries; (C) no equity securities of its Subsidiaries are or may become required to be issued (other than to City) by reason of any Right or otherwise; (D) there are no contracts, commitments, understandings or arrangements by which any of City’s Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of such Subsidiaries (other than to City); (E) there are no contracts, commitments, understandings, or arrangements relating to City’s rights to vote or to dispose of such securities; and (F) all of the equity securities of the Subsidiaries held by City are owned by City free and clear of any Liens.

(d)          Ownership of Poage Common Shares. As of the Agreement Date, City and its Subsidiaries do not beneficially own any of the outstanding Poage Common Shares.

(e)          Corporate Power. Each of City and its Subsidiaries has full corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets. Subject to the approval of this Agreement and the Merger by applicable Regulatory Authorities, City has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Voting Agreement and to consummate the transactions contemplated hereby and thereby.

(f)          Corporate Authority; Authorized and Effective Agreement. This Agreement and the transactions contemplated hereby, including the Merger, have been authorized by all necessary corporate action of City and the City Board prior to the Agreement Date. The Agreement to Merge, when executed by City National, shall have been approved by the board of directors of City National and by City as the sole shareholder of City National. This Agreement is a valid and legally binding agreement of City, enforceable against City in accordance with its terms, except as enforcement may be limited by receivership, conservatorship and supervisory powers of bank regulatory agencies generally, as well as bankruptcy, insolvency, reorganization, moratorium or other laws of general applicability relating to or affecting creditors’ rights, or the limiting effect of rules of law governing specific performance, equitable relief and other equitable remedies or the waiver of rights or remedies.

(g)          SEC Reports.

(i)          City has timely filed all reports, registration statements, proxy statements and other materials, together with any amendments required to be made with respect thereto, that it was required to file with the SEC, and all such reports, registration statements, proxy statements, other materials and amendments have complied in all material respects with all legal requirements relating thereto, and has paid all fees and assessments due and payable in connection therewith.

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(ii)         An accurate and complete copy of each final registration statement, prospectus, report, schedule and definitive proxy statement filed with or furnished to the SEC by City pursuant to the Securities Act or the Exchange Act prior to the date of this Agreement (the “City’s SEC Reports”) is publicly available. No such SEC Report, at the time filed, furnished or communicated (and, in the case of registration statements and proxy statements, on the dates of effectiveness and the dates of the relevant meetings, respectively), and considering all amendments to any City’s SEC Report filed prior to the date hereof, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information filed as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. As of their respective dates, all City’s SEC Reports complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

(h)          Financial Statements; Material Adverse Effect; Internal Controls.

(i)          The financial statements of City and its Subsidiaries included (or incorporated by reference) in City’s SEC filings (including the related notes, where applicable) (i) have been prepared from, and are in accordance with, the books and records of City and its Subsidiaries, (ii) fairly present in all material respects the consolidated results of operations, cash flows, changes in shareholders’ equity and consolidated financial position of City and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth (subject in the case of unaudited statements to recurring year-end audit adjustments normal in nature and amount), (iii) complied as to form, as of their respective dates of filing with the SEC, in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, and (iv) have been prepared in accordance with GAAP during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. As of the date hereof, the books and records of City and its Subsidiaries have been maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions. As of the date hereof, Ernst & Young, LLP has not resigned (or informed City that it intends to resign) or been dismissed as independent public accountants of City as a result of or in connection with any disagreements with City on a matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure.

(ii)         Neither City nor any of its Subsidiaries has incurred any material liability or obligation of any nature whatsoever, except for (A) those liabilities that are reflected or reserved against on the consolidated balance sheet of City included in its Annual Report on Form 10-K for the fiscal year ended December 31, 2017 (including any notes thereto), (B) liabilities incurred in the ordinary course of business consistent in nature and amount with past practice since December 31, 2017 or (C) in connection with this Agreement and the transactions contemplated hereby.

(iii)        Since March 31, 2018 (A) City and its Subsidiaries have conducted their respective businesses in the ordinary course consistent with past practice, and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events is reasonably likely to have a Material Adverse Effect with respect to City or any of its Subsidiaries.

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(iv)        City and each of its Subsidiaries maintains a system of “disclosure controls and procedures” (as defined in Rules 13a-15(e) and 15d-15(e) promulgated under the Exchange Act) reasonably designed and maintained to ensure that all information (both financial and non-financial) required to be disclosed by City in the reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the rules and forms of the SEC, and that such information is accumulated and communicated to City’s management as appropriate to allow timely decisions regarding required disclosure and to make the certifications of the Chief Executive Officer and Chief Financial Officer of City required under the Exchange Act with respect to such reports. City has disclosed, based on its most recent evaluation prior to the date of this Agreement, to City’s outside auditors and the audit committee of the City Board (i) any significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting (as defined in Rule 13a-15(f) of the Exchange Act) that would be reasonably likely to adversely affect City’s ability to accurately record, process, summarize and report financial information, and (ii) any fraud, whether or not material, that involves management or other employees who have a significant role in City’s internal controls over financial reporting. Since December 31, 2016, neither City, its Subsidiaries nor any director, officer, employee, auditor, accountant or representative of City or its Subsidiaries has received or otherwise had or obtained Knowledge of any material complaint, allegation, assertion or claim, whether written or oral, regarding the accounting or auditing practices, procedures, methodologies or methods of City or its Subsidiaries or their respective internal accounting controls, including any material complaint, allegation, assertion or claim that City or its Subsidiaries has engaged in questionable accounting or auditing practices.

(i)          Agreements with Regulatory Authorities. Neither City nor City National is subject to any Regulatory Order that restricts the conduct of its business or that in any manner relates to its capital adequacy, its credit policies, its management or its business, nor has City or City National been advised in writing by any Regulatory Authority that it is considering issuing or requesting any Regulatory Order.

(j)          Litigation. Except as has not had and would not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect on City, no litigation, claim or other proceeding before any court or governmental agency is pending against City or City National, and, to City’s Knowledge, no such litigation, claim or other proceeding has been threatened, and there is no judgment, decree, injunction, rule or order of any Governmental Authority outstanding against City.

(k)          Compliance with Laws. Each of City and is Subsidiaries: (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto in all material respects; (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities and Regulatory Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; (iii) all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to City’s Knowledge, no suspension or cancellation of any of them is threatened; and (iv) has not received any notification or communication from any Governmental Authority (A) asserting that City or any City Subsidiary is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization, nor do any grounds for any of the foregoing exist.

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(l)          No Shareholder Approval. No vote or consent of any of the holders of City capital stock is required by law, agreement, or NASDAQ Global Select Market listing requirements for City to enter into this Agreement and to consummate the Parent Merger

(m)          Deposit Insurance. The deposit accounts of City National are insured by the FDIC to the fullest extent permitted by and in accordance with the FDIA, and City National has timely paid all assessments and filed all reports required by the FDIA. All interest has been properly accrued on the deposit accounts of City National, and City National’s records accurately reflect such accrual of interest. Except as Previously Disclosed, the deposit accounts of City National have been originated and administered in accordance with the terms of the respective governing documents. Neither City nor City National has received written notice of any loss or potential loss of any material business or customers related to the deposit accounts of City National.

(n)          Absence of Undisclosed Liabilities. Neither City nor its Subsidiaries has any liability, whether accrued, absolute, contingent or otherwise that, either individually or when combined with all liabilities as to similar matters, would have a Material Adverse Effect on City and City National on a consolidated basis, except as disclosed in the SEC Reports.

(o)          Regulatory Approvals; No Defaults.

(i)          No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by City or any of its Subsidiaries in connection with the execution, delivery or performance by City of this Agreement or to consummate the Merger except for (A) the filing of applications, notices, this Agreement and the Agreement to Merge, as applicable, with the federal and state banking authorities to approve the transactions contemplated by this Agreement; (B) the filing of the certificate of merger with the WVSS pursuant to the WVBCA; and (C) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, City is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

(ii)         As of the date hereof, City is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

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(iii)        Subject to the approvals set forth in Section 7.01(b) and the expiration of related regulatory waiting periods, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) result in a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under any law, rule or regulation or any judgment, decree, order, governmental permit or license, or agreement, indenture or instrument of City or of any of its Subsidiaries or to which City or any of its Subsidiaries or properties is subject or bound; (B) constitute a breach or violation of, or a default under, the City Articles or City Bylaws; or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, agreement, indenture or instrument.

(p)          Brokerage and Finder’s Fees. Except for Keefe, Bruyette & Woods, Inc., neither City nor its Subsidiaries has engaged or employed any broker, finder, or agent, or agreed to pay or incurred any brokerage fee, finder’s fee, commission or other similar form of compensation (including any break-up or termination fee) in connection with this Agreement or the transactions contemplated hereby.

(q)          City Common Shares Matters. There are a sufficient number of authorized but unissued City Common Shares to satisfy City’s obligation to issue City Common Shares under this Agreement. The City Common Shares to be issued in the Merger have been duly authorized and, when issued in the Merger, will be (i) validly issued, fully paid and non-assessable, (ii) registered under the Securities Act pursuant to the Registration Statement, and (iii) listed for trading on the NASDAQ Global Select Market.

(r)          City Information. The information provided in writing by City relating to City and its Subsidiaries that is to be contained in the Registration Statement, the Proxy Statement/Prospectus, any filings or approvals under applicable state securities laws, any filing pursuant to Rule 165 or Rule 425 under the Securities Act or Rule 14a-12 under the Exchange Act, or in any other document filed with any other Governmental Authorities in connection herewith, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading and will comply in all material respects with the provisions of the Securities Act, the Exchange Act, the rules and regulations thereunder, and any other governing laws or regulations, as applicable.

(s)          Books and Records. The books of account, minute books, stock record books, and other financial and corporate records of City and its Subsidiaries are complete and correct in all material respects and have been maintained in accordance with sound business practices and, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of City and its Subsidiaries.

(t)          Material Adverse Effect. City and its Subsidiaries have not, on a consolidated basis, suffered a change in its business, financial condition or results of operations since March 31, 2018, that has had or could reasonably be expected to have a Material Adverse Effect on City.

(u)          Disclosure. The representations and warranties contained in this Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

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ARTICLE VI

Covenants

6.01       Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Poage, Town Square, City, and City National shall use its commercially reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or advisable under applicable laws, so as to permit the consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby. Each party shall cooperate fully with the other party hereto to that end.

6.02       Shareholder Approvals. Poage shall take, in accordance with applicable law and its organizational documents, all actions necessary to convene an appropriate meeting of its shareholders as soon as practicable after the Registration Statement has been declared effective by the SEC and under all applicable state securities laws, to consider and vote upon the adoption of this Agreement and any other matters required to be approved or adopted by the Poage shareholders for consummation of the Parent Merger (including any adjournment or postponement, as applicable, the “Poage Meeting”). The Poage Board shall inform the shareholders of Poage in the Proxy Statement/Prospectus that all Poage directors executed the Voting Agreement, substantially in the form attached to this Agreement as Exhibit A, evidencing their intent to vote all Poage Shares which they own of record in favor of approving this Agreement and any other necessary documents or actions. All Poage directors will recommend approval of this Agreement to the other shareholders of Poage, subject only to such director’s fiduciary obligations, and will use their best efforts to obtain the necessary approvals by the Poage shareholders of this Agreement and the transactions contemplated hereby.

6.03        Registration Statement; Proxy Statement/Prospectus.

(a)          City will prepare and file promptly after the Agreement Date, the Registration Statement with the SEC to register a sufficient number of shares of City Shares which the shareholders of Poage will receive pursuant to Section 3.01 at the Effective Time. City will use its best efforts to cause such Registration Statement to become effective. City and Poage agree that none of the information supplied or to be supplied by each of them for inclusion or incorporation by reference in (i) the Registration Statement, including the proxy statement and prospectus (the “Proxy Statement/Prospectus”) constituting a part thereof, will, at the time the Registration Statement becomes effective under the Securities Act, or (ii) the Proxy Statement/Prospectus and any amendment or supplement thereto will, at the date of mailing to the Poage shareholders and at the times of the Poage Meeting, respectively, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

(b)          City and Poage each agree to use commercially reasonable best efforts and to cooperate with the other party in all reasonable respects to prepare the Proxy Statement/Prospectus for filing with the SEC and, when the Registration Statement is effective, for delivery to the Poage shareholders.

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(c)          If either party becomes aware prior to the Effective Time of any information that would cause any of the statements in the Proxy Statement/Prospectus to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, that party shall promptly inform the other thereof and take the necessary steps to correct the Proxy Statement/Prospectus.

6.04         Press Releases. Upon the Agreement Date, City and Poage shall issue a joint press release regarding this Agreement and the transactions contemplated hereby, which joint press release shall be subject to the prior approval of City and Poage. Neither City nor Poage will, without the prior approval of the other party, issue any other press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise may be required to be made by applicable law or regulation before such consent can be obtained.

6.05         Access; Information.

(a)          Poage shall afford, upon reasonable notice and subject to applicable laws relating to the exchange of information, City and its Representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, Tax Returns and work papers of independent auditors), properties, personnel and such other information as City may reasonably request and, during such period, Poage (i) shall promptly furnish to City a copy of each material report, schedule and other document filed by it or Town Square pursuant to federal or state securities or banking laws, to the extent permitted by applicable law and regulations; and (ii) shall grant access to all other information concerning the business, properties and personnel of Poage and Town Square as City may reasonably request. Poage shall invite two Representatives of City, as selected by City from time to time, to attend, solely as observers, all meetings of the Poage Board and the Town Square board of directors (and all committees of such boards) after the satisfaction of the condition set forth in Section 7.01(b); provided, however, that in no event shall such City Representatives be invited to or permitted to attend any executive session of Poage’s or Town Square’s boards or any meeting, or portion of a meeting, at which Poage reasonably determines that such attendance is inconsistent with the fiduciary obligations, regulatory guidance of the applicable Governmental Authorities or confidentiality requirements of the Poage Board or Town Square board, as applicable.

(b)          Neither Poage nor City will, nor shall either parties’ Representatives, use any information obtained pursuant to this Section 6.05, as well as any other information obtained prior to the Agreement Date in connection with the entering into of this Agreement, for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. All such information will be subject to the confidentiality provisions of Section 6.16.

(c)          In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party’s obligation to consummate the transactions contemplated by this Agreement.

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(d)          During the period from the Agreement Date to the Effective Time, Poage shall deliver to City the report of condition and income of Town Square and its Subsidiaries for each quarterly period completed prior to the Effective Date, promptly as the same shall become available.

6.06         Acquisition Proposals. Poage shall not, and shall cause Town Square and its respective Representatives, not to, directly or indirectly, continue or otherwise maintain, initiate, solicit or encourage (including by way of furnishing information or assistance), or take any other action to facilitate, any inquiries or the making of any proposal that constitutes, or reasonably may be expected to lead to, any Competing Proposal, or enter into or maintain discussions or negotiate with any Person in furtherance of or relating to such inquiries or to obtain a Competing Proposal, or agree to or endorse any Competing Proposal, or authorize or permit any Representative of Poage or Town Square to take any such action, and Poage shall use its reasonable best efforts to cause the Representatives of Poage not to take any such action, and Poage shall promptly notify City if any such inquiries or proposals are made regarding a Competing Proposal, and Poage shall keep City informed, on a current basis, of the status and terms of any such proposals; provided, however, that prior to Poage Shareholder Adoption, nothing contained in this Section shall prohibit Poage from, in connection with a Superior Competing Transaction, furnishing information to, or entering into discussions or negotiations with, any Person that makes an unsolicited bona fide proposal to acquire Poage and/or Town Square pursuant to a merger, consolidation, share exchange, business combination or other similar transaction if, and only to the extent that, (A) the Poage Board, after consultation with independent legal counsel, determines in good faith that such action is reasonably required for the Poage Board to comply with its fiduciary duties to shareholders imposed by MGCL, (B) prior to furnishing such information to, or entering into discussions or negotiations with, such Person, Poage provides written notice to City to the effect that it is furnishing information to, or entering into discussions or negotiations with, such Person, (C) prior to furnishing such information to such Person, Poage receives from such Person an executed confidentiality agreement with terms no less favorable to Poage than those governing confidentiality between City and Poage, and (D) Poage keeps City informed, on a current basis, of the status and details of any such discussions or negotiations.

6.07         Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement or the Voting Agreement to be subject to requirements imposed by the Takeover Laws, and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) this Agreement, the Voting Agreement and the transactions contemplated by this Agreement from, or if necessary, challenge the validity or applicability of, the Takeover Laws, as now or hereafter in effect.

6.08         Certain Policies. After satisfaction of the condition set for in Section 7.01(b), Poage shall, upon the request of City, (i) modify and change its loan, investment portfolio, asset liability management and real estate valuation policies and practices (including, but not limited to, loan classifications and levels of reserves) so that such policies and practices may be applied on a basis that is consistent with those of City and (ii) evaluate the need for any reserves including, but not limited to, reserves relating to any outstanding litigation, any Tax audits or any liabilities to be incurred upon cancellation of any contracts as a result of the Merger; provided, however, that Poage shall not be obligated to take any such action pursuant to this Section 6.08 if such action would be inconsistent with GAAP. Poage’s representations, warranties and covenants contained in this Agreement shall not be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes undertaken solely on account of this Section 6.08.

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6.09        Regulatory Applications.

(a)          City and Poage and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to allow, within 30 days of this Agreement, City to prepare, submit and file all applications and/or requests for regulatory approval, to timely effect all filings and to obtain all consents, approvals and authorizations of all the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement. In exercising the rights under this Section, each of the parties hereto agrees to act reasonably and as promptly as practicable. City agrees that it will consult with Poage with respect to the obtaining of all material consents, approvals and authorizations from the Regulatory Authorities necessary to consummate the transactions contemplated by this Agreement and to keep Poage apprised of the status of material matters relating to obtainment of such consents, approvals and/or authorizations from the Regulatory Authorities. Poage shall have the right to review in advance, subject to applicable laws relating to the exchange of Information, all material written information submitted to the Regulatory Authorities in connection with the transactions contemplated by this Agreement. Notwithstanding the foregoing sentence, neither Poage nor Town Square shall have any right to review or inspect any proprietary information submitted by City to any Regulatory Authority with a request for confidential treatment, including, but not limited to, any business plan and/or financial data or analysis prepared by City in relation to such consents, approvals and/or authorizations from the Regulatory Authorities.

(b)          Poage agrees, upon request, to furnish City with all information concerning itself, Town Square, and each of their respective directors, officers, shareholders, employees and such other matters as may be reasonably necessary, advisable and/or required in connection with any filing, notice or application made by or on behalf of City or any of its Subsidiaries to any Regulatory Authority.

6.10        Employment Matters; Employee Benefits.

(a)          General. It is understood and agreed that nothing in this Section 6.10 or elsewhere in this Agreement shall be deemed to be a contract of employment or be construed to give any Poage or Town Square employees any rights other than as employees at will under applicable law, and Poage and Town Square employees shall not be deemed to be third-party beneficiaries of this Agreement. Employees of Poage or Town Square who become employees of City as a result of the Merger (the “Continuing Employees”) shall participate in either Poage’s Compensation and Benefit Plans (for so long as City determines necessary or appropriate) or in the employee benefit plans sponsored by City for City’s employees. Continuing Employees will receive credit for their years of service with Poage or Town Square for participation and vesting purposes under City’s applicable employee benefit plans, to the extent such plans permit, including credit for years of service and for seniority under vacation and sick pay plans and programs, but subject to the eligibility and other terms of such plans. Continuing Employees will retain credit for unused sick leave (to a maximum of 30 days) and vacation pay for unused vacation days for the 2018 calendar year only without carryover of vacation days for prior years, to the extent such unused sick and vacation time has been accrued as of the Effective Time. In addition, to the extent Poage or Town Square employees participate in City’s group health plan instead of continued participation in Poage’s group health plan, City agrees to use commercially reasonable efforts to: (i) cause any pre-existing condition limitations or eligibility waiting periods under such City or City National plan to be waived with respect to such Continuing Employee and his or her covered dependents to the extent such condition was waived under the Poage Compensation and Benefit Plan in which such Continuing Employee participated immediately prior to the Effective Time; (ii) recognize any health, dental, vision or other welfare expenses incurred by such Continuing Employee and his or her covered dependents in the calendar year that includes the Effective Time for purposes of any applicable deductibles, copayments, and annual out-of-pocket expense requirements under any such health, dental, vision or other welfare plan; and (iii) ensure a Continuing Employee will not experience a gap in coverage. Terminated Town Square employees and qualified beneficiaries will have the right to continued coverage under group health plans of City National in accordance with COBRA.

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(b)          Employee Severance. Subject to any applicable regulatory restrictions:

(i)          City shall pay to each employee of Poage or Town Square who (A) is not subject to an existing contract providing for severance and/or a change in control payment, (B) is an employee of Poage or Town Square immediately before the Effective Time, and (C) is not offered continued employment by City or any of its Subsidiaries or is terminated within six months following the Effective Time, a severance amount equal to one weeks’ base pay multiplied by the number of whole years of service of such employee with Poage or Town Square, less applicable local, state and federal tax withholding; provided, however, that the minimum severance payment shall equal ten weeks of base pay, and the maximum severance payment shall not exceed 26 weeks of base pay. Such severance pay shall be paid in a lump sum within thirty days following the termination of such employee, provided that such employee has not been terminated for cause. Any employee of Poage or Town Square participating in Poage, City, City National or Town Square’s group health program at the Effective Time or after the Effective Time, as applicable will be able to purchase health insurance coverage at the full premium rate for the entire COBRA period.

(ii)         In exchange for the severance pay described in Subsection (i), terminated employees will be required to execute a final and binding general release, in form and substance satisfactory to City containing customary terms, in which such employee releases and waives any and all claims the employee may have against City and its Affiliates.

(c)          Poage 401(k) Plan. Town Square shall adopt resolutions and amendments to the Town Square Bank 401(k) Plan (the “Poage 401(k) Plan”) providing for the termination of the Poage 401(k) Plan on the day before the Effective Date, and file an application with the IRS on a date that is no later than the Effective Date that requests a favorable determination letter on the Poage 401(k) Plan relating to its termination; provided, however, Town Square shall provide City with a reasonable opportunity to review and comment on such resolutions, amendments and application prior to their adoption or filing. All Continuing Employees shall be eligible to participate in the City 401(k) plan as soon as practicable after the Effective Date. City agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of account balances, including plan loans, from the Poage 401(k) Plan to the City 401(k) plan for Continuing Employees, subject to the provisions of the City 401(k) plan, as it may be amended to reflect this section.

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(d)          Poage ESOP Plan. Town Square shall adopt resolutions and amendments to the Home Federal Savings and Loan Association Employee Stock Ownership Plan (the “Poage ESOP”), the Poage ESOP trust and/or the Poage ESOP Loan documents (and take any other required action) effective no later than immediately prior to, and contingent upon the closing, to (i) terminate the Poage ESOP on the day before the Effective Date (all shares held by the Poage ESOP shall be converted into the right to receive the Merger Consideration), (ii) direct the Poage ESOP trustee(s) to use a portion of the Merger Consideration paid on the unallocated shares held by the Poage ESOP to be delivered to Poage in order to repay all outstanding Poage ESOP indebtedness, and the balance of the unallocated assets shall be allocated and distributed as earnings to the accounts of Poage ESOP participants who are employed as of the day before the Effective Date based on their account balances under the Poage ESOP as of the day before the Effective Date, (iii) provide for treatment of the shares of Poage Common Stock held in the Poage ESOP trust in accordance with Section 3.01 of this Agreement, (iv) terminate the Poage ESOP in accordance with its terms and the provisions of this Section 6.10(d), effective on the day before the Effective Date, (v) provide that no new participants shall be admitted to the Poage ESOP on the day before the Effective Date, and (vi) the accounts of all participants and beneficiaries in the Poage ESOP on the day before the Effective Date shall become fully vested on the day before the Effective Date; provided, however, Town Square shall provide City with a reasonable opportunity to review and comment on such resolutions and amendments prior to their adoption. Town Square shall file an application with the IRS on a date that is no later than the Effective Date that requests a favorable determination letter on the Poage ESOP relating to its termination; provided, however, Town Square shall provide City with a reasonable opportunity to review and comment on such application prior to its filing. City agrees to take all commercially reasonable steps necessary or appropriate to accept roll-overs of benefits from the Poage ESOP to the City 401(k) plan for Continuing Employees, subject to the provisions of the Poage ESOP and the City 401(k) plan.

(e)          Employment Agreement. Concurrently with the execution of this Agreement, City shall enter into an employment agreement, which will include, among other things, non-solicitation and non-competition provisions, with Bruce VanHorn to be effective at the Effective Time (the “VanHorn Employment Agreement”).

(f)          Settlement Agreements. Concurrently with the execution of this Agreement, Poage and Town Square shall enter into settlement agreements, in the forms attached in Section 6.10(f) of Poage’s Disclosure Schedule, with each of Bruce VanHorn, Miles Armentrout, Jane Gilkerson, Kaecy Baisden, Cathy Groves, Susan Whisman, James King, and Tommy Cobb to be effective on the day before the Effective Time.

(g)          SERP Agreements and Split Dollar Agreements. At the Effective Time, City shall assume those certain Executive Supplemental Retirement Plans, Director Supplemental Retirement Plans and Life Insurance Endorsement Method Split Dollar Agreements as listed in Section 5.03(n) of Poage’s Disclosure Schedule (collectively, the “SERP and Split Dollar Agreements”).

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6.11         Notification of Certain Matters. Each party shall give prompt notice to the other of any fact, event or circumstance known to the disclosing party that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to the disclosing party or any of its Subsidiaries, (ii) would cause or constitute a material breach of any of the disclosing party’s representations, warranties, covenants or agreements contained herein, or (iii) is necessary to provide material updates or corrections to disclosures set forth in the party’s Disclosure Schedule or to information provided pursuant to a specific requirement of this Agreement.

6.12         No Breaches of Representations and Warranties. Between the Agreement Date and the Effective Time, without the written consent of City, Poage will not do any act or suffer any omission of any nature whatsoever which would cause any of the representations or warranties made in Article V to become untrue or incorrect in any material respect.

6.13         Consents. The parties hereto shall use their best efforts to obtain any required consents to the transactions contemplated by this Agreement.

6.14         Insurance Coverage. Poage shall cause the policies of insurance listed in Poage’s Disclosure Schedule to remain in effect between the Agreement Date and the Effective Date.

6.15         Correction of Information. The parties hereto shall promptly correct and supplement any information furnished by such party under this Agreement so that such information shall be correct and complete at all times, and shall include all facts necessary to make such information correct and complete at all times.

6.16         Confidentiality. Except for the use of information in connection with the Proxy Statement/Prospectus described in Section 6.03 and any other governmental filings required in order to complete the transactions contemplated by this Agreement, all information (collectively, the “Information”) received by each of Poage and City pursuant to the terms of this Agreement (i) shall be kept in strictest confidence, (ii) shall not be disclosed directly or indirectly except when, after and to the extent such Information (A) is or becomes generally available to the public other than through the failure of Poage or City to fulfill its obligations hereunder, (B) is demonstrated as already known to the party receiving the Information on a nonconfidential basis prior to the disclosure, or (C) is subsequently disclosed to the party receiving the Information on a nonconfidential basis by a third party having no obligation of confidentiality to the party disclosing the Information, and (iii) not used for any purpose other than a mutually acceptable transaction contemplated hereby; provided that, subsequent to the mailing of the Proxy Statement/Prospectus to the shareholders of each party, this Section 6.16 shall not apply to Information included in the Proxy Statement/Prospectus to be sent to the shareholders of each party under Section 6.03. In the event the transactions contemplated by this Agreement are not consummated, Poage and City agree to promptly return all copies of the Information (including all copies, summaries, memorandum thereof) provided to the other and promptly destroy all electronic copies of such Information, provided no litigation preservation obligation exists and prevents destruction. In that case, Information shall be preserved until the preservation obligation ceases.

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6.17       Regulatory Matters. City, Poage and each of their Subsidiaries shall cooperate, and each of them agrees to use its reasonable best efforts, to remediate to the satisfaction of such Regulatory Authority (i) any order, decree, formal or informal agreement, memorandum of understanding or similar agreement by Poage or Town Square with any Regulatory Authority; (ii) any commitment letter, board resolution or similar submission by Poage or Town Square to any Regulatory Authority; or (iii) any supervisory letter from any Regulatory Authority to Poage or Town Square.

6.18       Indemnification.

(a)          From and after the Effective Time, City shall indemnify and hold harmless each of the current or former directors, officers or employees of Poage and its Subsidiaries (each, an “Indemnified Party”), and any person who becomes an Indemnified Party between the date hereof and the Effective Time, against any costs or expenses (including reasonable attorneys’ fees and expenses), judgments, fines, losses, claims, damages or liabilities and amounts paid in settlement incurred in connection with any actual or threatened claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of matters existing or occurring at or prior to the Effective Time, whether asserted or claimed prior to, at or after the Effective Time, based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he or she is or was a director, officer or employee of the Poage, any of its Subsidiaries or any of their respective predecessors or was prior to the Effective Time serving at the request of any such party as a director, officer, employee, trustee or partner of another corporation, partnership, trust, joint venture, employee benefit plan or other entity or (ii) any matters arising in connection with the transactions contemplated by this Agreement, to the fullest extent such person would have been indemnified or have the right to advancement of expenses pursuant to Poage’s Articles and Poage’s Bylaws and as permitted by applicable law, and City shall also advance expenses as incurred to the fullest extent permitted under applicable law, provided that the person to whom expenses are advanced provides an undertaking to repay such advances if it is ultimately determined by a court of competent jurisdiction that such person is not entitled to indemnification.

(b)          Before the Effective Time, City shall purchase a policy of directors’ and officers’ and company liability insurance (the “D&O Policy”) to be effective for a period of six years following the Effective Date, on terms no less advantageous than those contained in Poage’s existing directors’ and officers’ and company’s liability insurance policy; provided, however, that the premium on the D&O Policy shall not exceed 150% of the annual premium currently paid by Poage for similar insurance coverage; provided, further, that if a D&O Policy for a period of six years on terms no less advantageous than those contained in Poage’s existing policy cannot be obtained at a premium not in excess of 150% of Poage’s current annual premium, then City shall purchase a D&O Policy for a shorter period of years and/or on such lesser terms as directed in writing by Poage.

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6.19         Environmental Assessments. Poage hereby agrees to permit City to engage, in City’s discretion and at City’s expense, a qualified consultant, mutually agreeable to Poage and City, to conduct a Phase I of each parcel of real estate owned by Poage or Town Square, including real estate acquired by Town Square or its Subsidiaries upon foreclosure.

6.20         NASDAQ Listing. City shall cause the City Common Shares to be issued in the Merger to be approved for listing on The NASDAQ Global Select Market® as of the Effective Time.

6.21         Tax Treatment. No party hereto shall take any action inconsistent with the treatment of the Merger as a “reorganization” within the meaning of Section 368(a) of the Code.

6.22         Board Seats. At or promptly following the Effective Time, City shall take all action necessary to elect Thomas L. Burnette to the boards of City and City National.

ARTICLE VII
Conditions to Consummation of the Merger; Closing

7.01         Conditions to Each Party’s Obligation to Effect the Merger. The respective obligation of each of City and Poage to consummate the Merger is subject to the fulfillment or written waiver by City and Poage prior to the Effective Time of each of the following conditions:

(a)          Shareholder Approval. This Agreement and the Merger shall have been duly adopted and approved by the requisite vote of the shareholders of Poage.

(b)          Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain (i) any conditions, restrictions or requirements which the City Board reasonably determines would, either before or after the Effective Time, have a Material Adverse Effect on City and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger or (ii) any conditions, restrictions or requirements that are not customary and usual for approvals of such type and which the City Board reasonably determines would, either before or after the Effective Time, be unduly burdensome. For purposes of this Section 7.01(b), any regulatory approval that does not result in the termination of all outstanding Regulatory Orders applicable to Poage and/or Town Square, if any, prior to or at the Effective Time shall be deemed to have a Material Adverse Effect on City and its Subsidiaries taken as a whole after giving effect to the consummation of the Merger.

(c)          No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

(d)          Effectiveness of Registration Statement. The Registration Statement shall have been declared effective by the SEC and shall not be subject to any stop order or any threatened stop order by the SEC.

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(e)          Tax Opinions. City and Poage shall have received written opinions of Dinsmore & Shohl LLP and Luse Gorman, PC, respectively, dated as of the Effective Date, in form and substance customary in transactions of the type contemplated hereby, and reasonably satisfactory to City and Poage, as the case may be, substantially to the effect that on the basis of the facts, representations and assumptions set forth in such opinions, which are consistent with the state of facts existing at the Effective Date, (i) the Merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the Code and (ii) City and Poage will each be a party to that reorganization within the meaning of Section 368(b) of the Code. Such opinions may be based on, in addition to the review of such matters of fact and law as counsel considers appropriate, representations contained in certificates of officers of City and Poage.

7.02         Conditions to Obligation of Poage. The obligation of Poage to consummate the Merger is also subject to the fulfillment or written waiver by Poage prior to the Effective Time of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of City set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date), and Poage have received a certificate, dated the Effective Date, signed on behalf of City, by the chief executive officer of City to such effect.

(b)          Performance of Obligations of City. City shall have performed in all material respects all obligations required to be performed by City under this Agreement at or prior to the Effective Time, and Poage shall have received a certificate, dated as of the Effective Date, signed on behalf of City by the chief executive officer of City to such effect.

(c)          Listing of City Common Shares. The City Common Shares to be issued in the Merger shall have been authorized for listing on The NASDAQ Global Select Market.

(d)          No Material Adverse Effect. From the date of this Agreement, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on City.

7.03         Conditions to Obligation of City. The obligation of City to consummate the Merger is also subject to the fulfillment or written waiver by City prior to the Effective Time of each of the following conditions:

(a)          Representations and Warranties. The representations and warranties of Poage set forth in this Agreement shall not be in breach, subject to Section 5.02, as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall not be in breach as of such date) and City shall have received a certificate, dated the Effective Date, signed on behalf of Poage, by the chief executive officer of Poage to such effect.

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(b)          Performance of Obligations of Poage. Poage shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and City shall have received a certificate, dated as of the Effective Date, signed on behalf of Poage by the chief executive officer of Poage to such effect.

(c)          Consents. Poage shall have obtained the consent or approval of each person (other than Governmental Authorities) whose consent or approval shall be required in connection with the transactions contemplated hereby under any loan or credit agreement, note, mortgage, indenture, lease, license or other agreement or instrument, except those for which failure to obtain such consents and approvals would not, individually or in the aggregate, in City reasonable estimate, have a Material Adverse Effect, after the Effective Time, on the Surviving Corporation.

(d)          FIRPTA Certification. City shall have received a statement executed on behalf of Poage, dated as of the Effective Date, satisfying the requirements of Treasury Regulations Section 1.1445-2(c)(3) and complying with Treasury Regulations Section 1.897-2(h) in a form reasonably acceptable to City certifying that the Poage Common Shares do not represent United States real property interests within the meaning of Section 897 of the Code and the Treasury regulations promulgated thereunder.

(e)          Real Estate. There shall have been no condemnation, eminent domain or similar proceedings commenced or threatened in writing by any Government Authority with respect to any real estate owned by Poage, Town Square or its Subsidiaries, including real estate acquired in connection with foreclosure. Either (i) the results of each Phase I as reported shall be satisfactory to City or (ii) any violation or potential violation of the representations and warranties contained in Section 5.03(q) disclosed in any Phase I report shall have been remedied by Poage or Town Square to the reasonable satisfaction of City.

(f)        Employment Agreement. The VanHorn Employment Agreement shall be in full force and effect at the Effective Time, unless the failure to satisfy this condition results from the death or disability of Mr. VanHorn.

(g)          No Material Adverse Effect. From the Agreement Date, there shall not have occurred any event, circumstance or development that has had or could reasonably be expected to have a Material Adverse Effect on Poage, Town Square or its Subsidiaries.

(h)          Voting Agreements. Poage and each member of the Poage Board shall have duly executed and delivered to City the Voting Agreement.

7.04         Closing. Subject to the provisions of Article VII, the consummation of the transactions contemplated by this Agreement shall be held at the offices of Dinsmore & Shohl LLP in Cincinnati, Ohio, or such other place as the parties may mutually agree, on the Effective Date.

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ARTICLE VIII

Termination

8.01         Termination. This Agreement may be terminated, and the Merger may be abandoned:

(a)          At any time prior to the Effective Time, by the mutual written consent of City and Poage, if the board of directors of each so determines by vote of a majority of the members of its board.

(b)          At any time prior to the Effective Time, by City or Poage upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event of either (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 calendar days after the giving of written notice to the breaching party of such breach; provided, however, that such breach (whether under subsection (i) or (ii)) would be reasonably likely, individually or in the aggregate with all other breaches, in the reasonable opinion of the non-breaching party, to result in a Material Adverse Effect.

(c)          At any time prior to the Effective Time, by City or Poage upon written notice to the other party, if its board of directors so determines by vote of a majority of the members of its board, in the event that the Parent Merger is not consummated by February 1, 2019, except to the extent that the failure of the Parent Merger to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this Section 8.01(c).

(d)          By City or Poage upon written notice to the other party, if its board of directors so determines by a vote of a majority of the members of its board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied or (ii) the Poage shareholders fail to adopt this Agreement and approve the Merger at the Poage Meeting.

(e)          By either City or Poage (but by Poage only if Poage has complied with Section 6.06) if Poage has given written notice to City (i) that Poage desires to enter into a Superior Competing Transaction subject to termination of this Agreement in accordance with its terms, or (ii) that the Poage Board has failed to recommend to the Poage shareholders in the Proxy Statement/Prospectus that the Poage shareholders approve and adopt this Agreement and the transactions contemplated hereby, or (iii) that the Poage Board determined to change its recommendation in favor of the transactions contemplated hereby; provided, however, that such termination under this Section 8.01(e) shall not be effective unless and until Poage shall have complied with breakup fee provisions of Section 9.05.

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8.02         Effect of Termination and Abandonment; Enforcement of Agreement. In the event of termination of this Agreement and the abandonment of the Merger pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 6.06, 9.01, and 9.05 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination. Notwithstanding anything contained herein to the contrary, the parties hereto agree that irreparable damage will occur in the event that a party breaches any of its obligations, duties, covenants and agreements contained herein. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which the non-breaching party is entitled by law or in equity.

ARTICLE IX

Miscellaneous

9.01         Survival. None of the representations, warranties, covenants and agreements in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for those covenants and agreements contained herein and therein which by their terms apply in whole or in part after the Effective Time.

9.02         Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement; provided, however, that after the Poage Meeting, this Agreement may not be amended if it would void the approval of this Agreement under the MGCL.

9.03         Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered, shall constitute an original, but all of which together shall constitute but one instrument. Signatures transmitted by facsimile or electronic transmission (such as an email of a .pdf or scanned signature) shall have the same effect as original signatures.

9.04         Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of West Virginia applicable to contracts made and to be performed entirely within the State of West Virginia.

9.05         Expenses; Breakup Fee. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby. In the event that this Agreement is terminated pursuant to Section 8.01(e), Poage shall pay City a breakup fee of $4,000,000, in cash by wire transfer in immediately available funds, as agreed upon liquidated damages and not as a penalty.

9.06         Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

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If to Poage, to:	Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101 Attn: Bruce VanHorn, President & CEO

With a copy to:	Luse Gorman, PC 5335 Wisconsin Avenue, NW, Suite 780 Washington, DC 20015 Attn: Kip Weissman, Esq.

If to City, to:	City Holding Company 25 Gatewater Road Charleston, WV 25313 Attention: Charles R. Hageboeck, President and CEO

With a copy to:	Dinsmore & Shohl LLP 1 255 E. Fifth Street, Suite 1900 Cincinnati, Ohio 45202 Attention: Michael G. Dailey, Esq.

9.07         Entire Understanding; No Third Party Beneficiaries. This Agreement, the Voting Agreement, the Agreement to Merge, and any separate agreement entered into by the parties in connection with this Agreement and on even date herewith represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement supersedes any and all other oral or written agreements heretofore made (other than such Voting Agreement or any such separate agreement). Nothing in this Agreement, whether express or implied, is intended to confer upon any Person, other than the parties hereto or their respective permitted successors and assigns, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

9.08         Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.”

9.09         Waiver of Jury Trial. Each of the parties hereto hereby irrevocably waives any and all right to trial by jury in any legal proceeding arising out of or related to this Agreement or the transactions contemplated hereby.

9.10         Successors and Assigns; Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns; provided, however, that this Agreement may not be assigned by either party hereto without the prior written consent of the other party.

[Remainder of Page Intentionally Left Blank]

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AGREEMENT AND PLAN OF MERGER

Signature Page

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

City HOLDING COMPANY

By:	/s/ Charles R. Hageboeck
Charles R. Hageboeck, President and CEO

POAGE BANKSHARES, INC.

By:	/s/ Bruce VanHorn
Bruce VanHorn, President and CEO

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EXHIBIT A

FORM OF VOTING AGREEMENT

THIS VOTING AGREEMENT (this “Agreement”) is entered into as of July 11, 2018, by and among City Holding Company, a financial holding company incorporated under West Virginia law (“City”), Poage Bankshares, Inc., a savings and loan holding company incorporated under Maryland law (“Poage”), and the undersigned shareholders of Poage (collectively, the “Shareholders”).

WHEREAS, each of the Shareholders is a member of the board of directors of Poage;

WHEREAS, the Shareholders collectively own 359,916 shares of common stock, $0.01 par value, of Poage (such common shares, together with all shares of Poage stock which may hereafter be acquired by the Shareholders prior to the termination of this Agreement, shall be referred to herein as the “Shares”);

WHEREAS, City and Poage propose to enter into an Agreement and Plan of Merger, dated as of the date hereof (the “Merger Agreement”), which provides, among other things, that Poage will merge with and into City pursuant to the Parent Merger (this and other capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement);

WHEREAS, City and Poage have made it a condition to their entering into the Merger Agreement that the Shareholders agree to vote the Shares in favor of the adoption of the Merger Agreement; and

WHEREAS, City and Poage have made it a condition to their entering into the Merger Agreement that the Shareholders agree to certain non-competition and non-solicitation covenants.

NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements contained herein, and intending to be legally bound hereby, the parties hereby agree as follows:

ARTICLE 1

Voting of Shares

1.1           Voting Agreement. The Shareholders, individually and not jointly, hereby agree that, during the time this Agreement is in effect, at any meeting of the shareholders of Poage, however called, and in any action by consent of the shareholders of Poage, they shall vote their Shares (i) in favor of the adoption of the Merger Agreement (as amended from time to time) and (ii) against any proposal for any recapitalization, merger, sale of assets or other business combination between Poage or Town Square and any person or entity other than City or any of its Subsidiaries, or any other action or agreement that would result in a breach of any covenant, representation or warranty or any other obligation or agreement of Poage under the Merger Agreement or that would result in any of the conditions to the obligations of Poage under the Merger Agreement not being fulfilled. The parties hereto acknowledge and agree that nothing contained herein is intended to restrict any Shareholder from voting or otherwise acting in the Shareholder’s capacity as a director of Poage or Town Square with respect to any matter.

A-1

ARTICLE 2

Representations and Warranties

Each of the Shareholders, individually and not jointly, hereby represents and warrants to City as follows:

2.1          Authority Relative to this Agreement. Such Shareholder has all necessary power and authority or capacity, as the case may be, to execute and deliver this Agreement, to perform his, her or its obligations hereunder and to consummate the transaction contemplated by the Merger Agreement. This Agreement has been duly and validly executed and delivered by such Shareholder and constitutes a legal, valid and binding obligation of such Shareholder, enforceable against such Shareholder in accordance with its terms.

2.2          No Conflict.

(a)          The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, (i) conflict with or violate any law, rule, regulation, order, judgment or decree applicable to him, her or it or by which the Shares are bound or (ii) result in any breach of or constitute a default (or event that with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a lien or encumbrance on any of the Shares held by him, her or it pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which such Shareholder is a party or by which such Shareholder or any Shares held by him, her or it are bound, except for any such conflicts, violations, breaches, defaults or other occurrences which would not prevent or delay the performance by such Shareholder of his, her or its obligations under this Agreement.

(b)          The execution and delivery of this Agreement by such Shareholder does not, and the performance of this Agreement by him, her or it will not, require any consent, approval, authorization or permit of, or filing with or notification to, any federal, state, local or foreign regulatory body.

2.3          Title to the Shares. Each of the Shareholder is the owner of the number and class of Shares as specified on Annex I hereto, free and clear of all security interests, liens, claims, pledges, options, rights of first refusal, agreements, limitations on voting rights, charges and other encumbrances of any nature whatsoever except as otherwise specified on Annex I. No Shareholder has appointed or granted any proxy, which appointment or grant is still effective, with respect to the Shares. Each Shareholder has sole voting power with respect to his, her or its Shares except as otherwise specified on Annex I.

A-2

ARTICLE 3

Additional Covenants

3.1           Transfer of the Shares. Each of the Shareholders hereby covenants and agrees that, during the term of this Agreement, the Shareholder will not, without the prior written consent of City, sell, pledge, transfer, or otherwise voluntarily dispose of any of the Shares which are owned by the Shareholder or take any other voluntary action which would have the effect of removing the Shareholder’s power to vote his, her or its Shares or which would otherwise be inconsistent with this Agreement; provided, each Shareholder may (i) transfer his, her or its Shares pursuant to any currently existing pledge agreement or for estate planning, tax planning or philanthropic purposes, (ii) bequeath his, her or its Shares by will or operation of law, in which case this Agreement shall bind the transferee, (iii) surrender his, her or its Shares to Poage in connection with the vesting, settlement or exercise of Poage equity awards to satisfy any withholding for the payment of taxes incurred in connection with such vesting, settlement or exercise, or, in respect of the Poage equity awards, the exercise price thereon, or (iv) transfer his, her or its Shares as otherwise permitted by City in its sole discretion.

ARTICLE 4

Non-Competition

4.1           Non-Competition. For a period of two years following the Effective Date, the Shareholders shall not, directly or indirectly within Town Square’s Territory, (a) manage, operate, control or be employed by, or be a director of, any financial institution, including without limitation a bank or savings and loan association, or any holding company of any such financial institution, or (b) join with any other persons or entities to apply to any state or federal regulatory authority of the issuance of a charter for the operation of a financial institution. The prohibitions in this Section 4.1 shall not apply to (i) any activity or investment of any Shareholder that existed at the time of the execution of this Agreement and which was disclosed to City, (ii) making loans to small business individuals or entities by any Shareholder or entity controlled by any Shareholder in the normal course of its business, or (iii) investing in debt or equity securities of any financial institution so long as such investment does not exceed 5% of the voting power of such financial institution.

ARTICLE 5

Non-Solicitation

5.1           Non-Solicitation. For a period of two years following the Effective Date, the Shareholders shall not, directly or indirectly, on his or her own behalf or on behalf of any other person, institution, company or other entity, without the consent of City: (i) in any manner whatsoever induce, or assist others to induce, any employee, agent, representative or other person associated with City or its Affiliates or Subsidiaries, to terminate his or her association with any such entity, or in any manner interfere with the relationship between City or its Affiliates or Subsidiaries and any such person; or (ii) in any manner whatsoever induce, or assist others to induce, any supplier or customer of City or its Affiliates or Subsidiaries to terminate its association with City or its Affiliates or Subsidiaries, or do anything, directly or indirectly, to interfere with the business relationship between City or its Affiliates or Subsidiaries and any of its customers or suppliers or otherwise solicit for business any customer of City or its Affiliates or Subsidiaries; provided, however, the prohibitions in this Section 5.1 shall not prohibit or restrict any Shareholder from modifying, reducing or ceasing his or her personal banking relationship, or the banking relationship of any person, institution, company or entity controlled by such Shareholder, with City or its Affiliates or Subsidiaries.

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ARTICLE 6

Miscellaneous

6.1           Termination. This Agreement shall terminate on the earlier to occur of (i) the date of consummation of the Merger or (ii) the date of termination of the Merger Agreement for any reason; provided, however, Article 4 and Article 5 of this Agreement shall survive termination of this Agreement pursuant to item (i).

6.2           Specific Performance. The Shareholders agree that irreparable damage would occur in the event any provision of this Agreement was not performed in accordance with the terms hereof and that City shall be entitled to specific performance of the terms hereof, in addition to any other remedy at law or in equity.

6.3           Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes all prior agreements and understandings with respect to the subject matter hereof.

6.4           Amendment. This Agreement may not be amended except by an instrument in writing signed by all the parties hereto.

6.5           Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule of law or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated hereby are fulfilled to the fullest extent possible.

6.6           Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of West Virginia.

6.7           Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

6.8           Assignment. This Agreement shall not be assigned by operation of law or otherwise.

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6.9          Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

6.10        Transfers, Successors and Assigns.

(a)          The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

(b)          Each transferee or assignee of the Shares subject to this Agreement shall continue to be subject to the terms hereof and, as a condition to the recognition of such transfer, each transferee or assignee shall agree in writing to be subject to each of the terms of this Agreement by executing and delivering an Adoption Agreement substantially in the form attached hereto as Exhibit A. Upon the execution and delivery of an Adoption Agreement by any transferee, such transferee shall be deemed to be a party hereto as if such transferee’s signature appeared on the signature page of this Agreement. By execution of this Agreement or any Adoption Agreement, each of the parties appoints Poage as its attorney in fact for the purpose of executing any Adoption Agreement that may be required to be delivered under the terms of this Agreement. Poage shall not permit the transfer of Shares subject to this Agreement on its books or issue a new certificate representing any such Shares unless and until such transferee shall have complied with the terms of this Section 6.10. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective executors, administrators, heirs, successors and assigns any rights, remedies, obligations, or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

[Remainder of Page Intentionally Left Blank]

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VOTING AGREEMENT

Signature Page

IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed on the day first written above.

SHAREHOLDERS	CITY HOLDING COMPANY

By:
Bruce VanHorn		Charles R. Hageboeck, President and CEO

POAGE BANKSHARES, INC.
Stephen Burchett
By:
Bruce VanHorn, President and CEO
Thomas L. Burnette

Everett B. Gevedon

Daniel King III

Stuart N. Moore

Charles W. Robinson

John C. Stewart, Jr.

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ANNEX I

Shareholder	Address	Number of Shares
Bruce VanHorn	c/o Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101	42,037
Stephen Burchett	c/o Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101	50
Thomas L. Burnette	c/o Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101	91,586
Everett B. Gevedon	c/o Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101	39,175
Daniel King III	c/o Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101	7,781
Stuart N. Moore	c/o Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101	63,962
Charles W. Robinson	c/o Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101	48,237
John C. Stewart, Jr.	c/o Poage Bankshares, Inc. 1500 Carter Avenue Ashland, KY 41101	67,088

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EXHIBIT A

ADOPTION AGREEMENT

This Adoption Agreement (“Adoption Agreement”) is executed by the undersigned (the “Transferee”) pursuant to the terms of that certain Voting Agreement dated as of July 11, 2018 (the “Agreement”) by and among City Holding Company, Poage Bankshares, Inc., and certain of Poage Bankshares, Inc. shareholders. Capitalized terms used but not defined in this Adoption Agreement shall have the respective meanings ascribed to such terms in the Agreement. By the execution of this Adoption Agreement, the Transferee agrees as follows:

1.1           Acknowledgement. Transferee acknowledges that Transferee is acquiring certain shares of the capital stock of Poage (the “Shares”) subject to the terms and conditions of the Agreement.

1.2           Agreement. Transferee (i) agrees that the Shares acquired by Transferee shall be bound by and subject to the terms of the Agreement, (ii) hereby adopts the Agreement with the same force and effect as if Transferee was originally a party thereto, and (iii) agrees that Transferee shall be deemed a “Shareholder” under the Agreement.

1.3           Notice. Any notice required or permitted by the Agreement shall be given to Transferee at the address listed beside Transferee’s signature below.

EXECUTED AND DATED this ___ day of __________, 20__.

Transferee

By:
Name:
Title:

Address:

Fax:

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